UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CoreCivic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2017

To our Stockholders:

You are invited to attend the 2017 Annual Meeting of Stockholders of CoreCivic, Inc. (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 11, 2017, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

Following the formal matters to be addressed at the meeting, stockholders will have the opportunity to ask questions about the Company.

If you wish to attend the meeting, you will need to request an admission ticket in advance. Instructions on how you can request an admission ticket are on page 2 of the Proxy Statement.

Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

Mark A. Emkes
Chairman of the Board of Directors

Damon T. Hininger
President and Chief Executive Officer

CoreCivic, Inc.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 11, 2017

The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Thursday, May 11, 2017, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. At the Annual Meeting, stockholders will consider and act on the following items of business:

(1)

The election of the 9 nominees named in the accompanying Proxy Statement to serve on our Board of Directors. The nominees are Damon T. Hininger, Donna M. Alvarado, Robert J. Dennis, Stacia A. Hylton, Anne L. Mariucci, Mark A. Emkes, Thurgood Marshall, Jr., Charles L. Overby and John R. Prann, Jr.

(2)	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

(3)	An advisory vote to approve the compensation of our named executive officers.

(4)	An advisory vote on the frequency of future advisory votes on executive compensation.

(5)	The approval of the Company’s Second Amended and Restated 2008 Stock Incentive Plan.

(6)	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe these rules allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Our Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2016 Annual Report on Form 10-K) are available on our website at www.corecivic.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/21871N. You can request copies of the proxy materials, including our Proxy Statement, without charge by sending a written request to CoreCivic, Attention: Cameron Hopewell, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Cameron Hopewell at (615) 263-3000.

Your vote is important. You may vote by internet or toll-free telephone. If you receive a copy of the proxy statement and card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 13, 2017 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

/s/ Scott D. Irwin
Scott D. Irwin
Executive Vice President, General Counsel and Secretary

March 30, 2017

Nashville, Tennessee

CORECIVIC, INC.

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 11, 2017

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors, or the Board, of CoreCivic, Inc., a Maryland corporation (the “Company,” “CoreCivic,” “we” or “us”), of proxies to be voted at our 2017 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”).

On or about March 30, 2017, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders as of the record date containing instructions on how to access this Proxy Statement, the Annual Report to Stockholders (including our Letter to Stockholders and 2016 Annual Report on Form 10-K) and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.

The Annual Meeting will take place on Thursday, May 11, 2017, at 10:00 a.m., local time, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders who are entitled to vote at the meeting are invited to attend. Seating at the Annual Meeting is limited and will be available on a first come, first served basis to stockholders who obtained an admission ticket in advance of the Annual Meeting. All stockholders of record will need to present an admission ticket and a form of personal photo identification in order to be admitted to the Annual Meeting. Instructions on how stockholders can request an admission ticket are provided on page 2 of the Proxy Statement under the heading “What do I need to attend the Annual Meeting?”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 11, 2017.

The Company’s Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2016 Annual Report on Form 10-K) are available on our website at www.corecivic.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/21871N.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

Stockholders are asked to consider and vote on the following matters at the Annual Meeting:

Proposal 1.	The election of 9 nominees named in this Proxy Statement to our Board of Directors.

Proposal 2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Proposal 3.	An advisory vote to approve the compensation paid to our named executive officers.

Proposal 4.	An advisory vote on the frequency of future advisory votes on executive compensation.

Proposal 5.	The approval of the Company’s Second Amended and Restated 2008 Stock Incentive Plan.

Proposal 6.	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on March 13, 2017 as the record date.

As of the record date, there were 118,031,722 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

What do I need to attend the Annual Meeting?

If you wish to attend the Annual Meeting, you must be a stockholder as of the March 13, 2017 record date. You must request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the 12 digit control number included on your proxy card, voter instruction form or the Notice). Tickets will be issued only to registered and beneficial owners. Stockholders who own shares as joint-tenants will be issued one ticket with both names on the ticket.

Requests for admission tickets will be processed in the order in which they are received and must be received no later than May 10, 2017. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. No person will be admitted to the Annual Meeting without these credentials. Seating will begin at 9:15 a.m. local time and the Annual Meeting will begin at 10:00 a.m. local time.

Please note that cameras (including cell phones with photographic or video capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the 9 nominees to serve as directors on our Board of Directors.

•	FOR the ratification of the appointment of Ernst & Young LLP.

•	FOR the approval, by a non-binding advisory vote, of the compensation paid to our named executive officers.

•	“ONE YEAR” for the frequency with which stockholders are provided with an advisory vote on executive compensation.

•	FOR the approval of the Company’s Second Amended and Restated 2008 Stock Incentive Plan.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder will vote your shares with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Why did I receive a Notice in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.

How do I vote?

You can vote either in person by attending the Annual Meeting or by proxy (whether or not you attend the Annual Meeting).

If you are a record holder, you can submit your vote by proxy in any of the following ways:

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card);

•	vote by toll-free telephone (instructions are on the proxy card); or

•

if you requested and received printed copies of this Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2016 Annual Report on Form 10-K) and other proxy materials, fill out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee. If you wish to vote in person at the Annual Meeting, you will need to present a valid proxy from your broker, bank or other nominee authorizing you to vote your shares at the Annual Meeting.

As a record holder, if you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible.

What are broker non-votes?

A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. Brokers and other nominees do not have discretionary authority to vote on the election of directors to serve on our Board (Proposal 1), the advisory vote to approve our executive compensation (Proposal 3), the advisory vote on the frequency with which stockholders are provided an advisory vote on executive compensation (Proposal 4) or the vote to approve the Company’s Second Amended and Restated 2008 Stock Incentive Plan (Proposal 5). Thus, if you hold your shares in street name and do not provide voting instructions to your broker or other nominee on these proposals, your shares will be considered to be broker non-votes and will not be voted on such proposal. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on Proposal 1, Proposal 3, Proposal 4 or Proposal 5. Brokers and nominees generally have discretionary authority to vote on Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

What vote is required to approve each proposal?

Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Election of Directors. Under the Company’s Eighth Amended and Restated Bylaws (the “Bylaws”), adopted by the Board in November 2016, a majority of all of the votes cast at the Annual Meeting is required for the election of each nominee in an uncontested election of directors. A majority of votes cast means the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote of the election of directors as they are not considered votes cast.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation to the Board promptly after certification of the election results of the stockholder vote. The Nominating and Governance Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Nominating and Governance Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation.

Ratification of Ernst & Young LLP. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is in the Company’s best interest to do so. Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, we do not expect any broker non-votes in connection with this proposal. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal.

Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the non-binding advisory vote of compensation paid to our named executive officers. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation paid by the Company to its named executive officers. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal.

Frequency of Advisory Vote on Executive Compensation. The frequency of the non-binding advisory vote on the compensation paid to our named executive officers receiving the greatest number of votes — every three years, every two years or every one year — will be the frequency that shareholders approve. Broker non-votes will not affect the outcome of this proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on compensation paid to our named executive officers.

Approval of the Company’s Second Amended and Restated 2008 Stock Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Company’s Second Amended and Restated 2008 Stock Incentive Plan. Broker non-votes will not affect the outcome of this proposal. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal.

Where can I find the voting results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting has been held.

How and when may I submit a stockholder proposal for the Company’s 2018 Annual Meeting?

Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than November 30, 2017 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: CoreCivic, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Other stockholder proposals may be raised at next year’s annual meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 9, 2018 and March 12, 2018.

How can I obtain the Company’s Annual Report on Form 10-K?

Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, may obtain a copy without charge by visiting our website, www.CoreCivic.com. A copy of our Annual Report on Form 10-K can also be obtained, free of charge, upon written request to the Managing Director of Investor Relations, CoreCivic, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

What are the costs of soliciting these proxies?

The Company pays the cost of soliciting proxies. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice and, to the extent requested, single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to CoreCivic, Attention: Cameron Hopewell, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Cameron Hopewell at (615) 263-3000.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Cameron Hopewell, our Managing Director of Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449, or Cameron Hopewell at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE

We believe effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board of Directors and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

You can access our current corporate charter, Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Ethics and Business Conduct and certain other corporate governance information on our website, www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

Director Independence

Mr. Hininger is the only member of the Board of Directors who is currently employed by the Company and is thereby not independent. The Board has determined that all of our other directors are independent. Accordingly, nine of our 10 current directors, and eight of our nine director nominees, are independent. Our Audit, Risk, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section  10A(m)(3) of the Securities Exchange Act of 1934.

Separation of Chairman and Chief Executive Officer

We do not have a formal policy regarding the separation of our Chairman and Chief Executive Officer (“CEO”) positions. In general, the Board of Directors believes the determination depends on the circumstances, including the Board of Directors’ evaluation of the person or persons available to serve in those positions and the needs of the Company at a particular time.

Pursuant to our Bylaws, the Chairman presides over meetings of the Board of Directors and meetings of the stockholders at which he is present and has general oversight responsibility for our business and affairs. The CEO has responsibility for implementation of the policies of the Company, as determined by the Board of Directors, and for the administration of our business affairs. The CEO also has responsibility for presiding over any meeting of the Board of Directors or of the stockholders at which the Chairman is not present.

Since October 2009, the roles of Chairman and CEO have been held separately. Mark A. Emkes currently serves as the independent Chairman of the Board of Directors, while Damon T. Hininger serves as President and CEO. The Board of Directors believes the Company’s leadership structure is appropriate. Having Mr. Hininger serve as President and CEO, while Mr. Emkes serves as independent Chairman, helps us achieve important objectives. Mr. Hininger is positioned to fully focus his energies on implementing our business strategy and administering our day-to-day affairs. Mr. Emkes is positioned to draw on his relationships with existing Board members and his past experience to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Hininger. The Board of Directors considers many factors when determining how to best select the Chairman, including: familiarity with the Company and its business, proximity in location to the Company’s headquarters, experience as a leader and consensus builder, willingness and availability to dedicate sufficient time to the Company and experience working with other public companies.

Executive Sessions

Executive sessions, or meetings of our non-management directors without management present, are held periodically in order to provide an opportunity for the outside directors to discuss openly any and all matters. During 2016, the outside directors met in executive session four times. Our Corporate Governance Guidelines provide that Executive sessions are called and chaired by an independent director appointed from time to time by the Nominating and Governance Committee. Mark A. Emkes currently serves as the executive session chair.

Board of Directors Meetings and Committees

Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board of Directors selects and evaluates our executive officers, establishes, reviews and approves our corporate objectives and strategies and evaluates and approves major acquisitions and capital commitments.

The Board of Directors currently consists of 10 members, nine of whom are standing for re-election at the Annual Meeting and are identified, along with their biographical information, under “Proposal 1—Election of Directors.” C. Michael Jacobi, a long-standing and highly effective member of the Board of Directors, has notified the Nominating and Governance Committee of his intention to retire as a director, and will not stand for re-election, effective as of the Annual Meeting. The Board intends to reduce the size of the Board of Directors to nine members immediately following the Annual Meeting.

The Board of Directors met eight times in 2016. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings held by all board committees on which such director served. The Board of Directors has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders.

Our Board of Directors has five regularly standing committees: the Audit, Compensation, Nominating and Governance, Risk and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board of Directors and which is reviewed at least annually. The table below shows the current composition of each of our regularly standing Board committees as of the date of this Proxy Statement, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2016. The Board of Directors and its committees also act by unanimous written consent and the Board of Directors appoints and delegates certain duties to special committees of the Board from time to time as permitted by the Bylaws of the Company. A more complete description of the standing committees follows the table.

Committee	Members	Summary of Responsibilities	2016 Meetings
Audit	John R. Prann, Jr. (Chair) C. Michael Jacobi Donna M. Alvarado Anne L. Mariucci	Responsibilities include oversight of the integrity of our financial statements; and the hiring, qualifications, independence and performance of our independent registered public accountants and our internal audit function.	5
Compensation	Donna M. Alvarado (Chair) Mark A. Emkes John R. Prann, Jr. Robert J. Dennis	Responsibilities include setting executive officer compensation and overseeing the evaluation of the executive officers’ performance, and periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation.	5

Committee	Members	Summary of Responsibilities	2016 Meetings
Nominating and Governance	Charles L. Overby (Chair) Mark A. Emkes Stacia A. Hylton Thurgood Marshall, Jr.	Responsibilities include identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives.	4
Risk	Thurgood Marshall, Jr. (Chair) Donna Alvarado Anne Mariucci Charles L. Overby	Responsibilities include coordinating the Board’s oversight of the Company’s risk assessment and risk management practices and the Company’s legal, regulatory and contract compliance.	6
Executive	Mark A. Emkes (Chair) Robert J. Dennis Damon T. Hininger	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	—

Audit Committee

Our Audit Committee is charged with:

•	overseeing the integrity of our financial statements;

•	reviewing the effectiveness of our internal control over financial reporting;

•

supervising our relationship with our independent registered public accounting firm, including making decisions with respect to the appointment or removal, fees, scope of audit services, approval of audit and non-audit services and annual evaluation of the audit firm’s independence;

•	monitoring preparation by our management of quarterly and annual financial reports and interim earnings releases and the performance of our internal audit function;

•	reviewing of Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC;

•	overseeing management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our internal auditing program;

•	overseeing and making determinations with respect to our Related Party Transaction policy; and

•	issuing the Audit Committee Report in this proxy.

The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi and Mr. Prann each are qualified as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934. The full text of the Audit Committee charter is available on the Company’s website at www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

Compensation Committee

The Compensation Committee approves the compensation of our CEO and other executive officers, including annually reviewing and approving corporate goals and objectives relevant to their compensation. The Compensation Committee is responsible for ensuring that our compensation programs are designed to encourage high performance, promote accountability and adherence to Company values and align with the interests of our stockholders. The Compensation Committee responsibilities include administration of cash and equity-based incentive compensation plans and stock ownership guidelines, evaluation of the performance of the executive officers and assessment of the material risks of our compensation programs. The Compensation Committee is also responsible for reviewing, and making recommendations to the Board regarding, the compensation of our Board of Directors.

The Board has determined that each member of the Compensation Committee is independent as defined by the standards of the NYSE. We intend that each member also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee director” within the meaning of the SEC’s Rule 16b-3. The full text of the Compensation Committee charter is available on the Company’s website at www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

The Compensation Committee has retained PricewaterhouseCoopers LLP, or PwC, as its independent compensation consultant since 2000, to provide the committee with advice and guidance on the design and market competitiveness of the Company’s executive compensation programs. PwC works directly with the chair of the Compensation Committee and as directed by the chair of the Compensation Committee, with our Chief Executive Officer. In 2016, PwC was retained to provide certain valuation and benchmarking services, for an aggregate amount of fees paid for such services equal to approximately $453,000. PwC was also paid an aggregate amount of approximately $89,000 for consulting with the Compensation Committee on compensation matters. The valuation and benchmarking services were used in connection with the Company’s REIT qualification testing and in connection with various acquisitions. PwC has annually performed valuation services in anticipation of, and since, our initial conversion to a REIT. The decision to hire PwC for these services was made by management, based on PwC’s experience and familiarity with the Company. Management reviews and obtains approval from the chair of the Compensation Committee prior to engaging PwC for these services. Each year the Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the NYSE listing standards. In its annual review of the independence of PwC in 2016, the Compensation Committee reviewed management’s retention of PwC for the other services. The Compensation Committee has determined that PwC is independent within the meaning of the NYSE listing standards, and the work of PwC does not raise any conflicts of interest. In 2016, PwC assisted the Compensation Committee by providing the following compensation consulting services:

•	providing market data regarding peer companies;

•	advising regarding compensation for our board of directors; and

•	assistance in preparing our annual proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for developing and overseeing the Board’s Corporate Governance Guidelines and a code of conduct applicable to members of the Board and for monitoring the independence of the Board. The Nominating and Governance Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board and its committees and is responsible for director education. Other responsibilities include oversight of the Board’s self-evaluation process and leading the Board’s executive succession planning efforts. The Board has determined that each member of the Nominating and Governance Committee is independent as defined by the standards of the NYSE. The full text of the Nominating and Governance Committee charter is available on the Company’s website at www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

The Nominating and Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, stockholders, members of management, director search firms and other persons. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2018 Annual Meeting?”. Pursuant to Board policy, there are to be no differences in the manner in which the Nominating and Governance Committee evaluates candidates based on the source of the recommendation.

The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Nominating and Governance Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Nominating and Governance Committee deems appropriate to identify and assist with the evaluation of director candidates and has utilized that authority in past director searches.

The Nominating and Governance Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business and factors such as diversity, age, skills and educational and professional background. With respect to diversity, the Nominating and Governance Committee considers diversity in terms of age, gender and ethnicity, as well as diversity of skills, expertise and experience, in its deliberations.

The Nominating and Governance Committee may also consider other factors it deems relevant, including the current composition of the Board in terms of independence, expertise, experience and special knowledge required for the effective discharge of Board responsibilities, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the structure, membership and need for expertise on our standing committees and the qualifications of other prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company. With respect to new candidates for Board service, a full evaluation may also include detailed background checks and in-person and telephonic interviews with the Nominating and Governance Committee and other Board members. The Nominating and Governance Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Risk Committee

The Risk Committee was created in 2015 after the Board had previously combined the responsibilities of risk oversight with the formerly-named Audit and Risk Committee, now called the Audit Committee. The Risk Committee is charged with coordinating the Board’s oversight of the Company’s risk assessment and risk management practices and the Company’s legal, regulatory (including the special rules applicable to REITs) and contract compliance (particularly contracts with government entities). The Risk Committee is also responsible for monitoring and reviewing public policy developments and other trends facing the Company that could impact the Company’s operation and performance. The Risk Committee further assists the Board of Directors in fulfilling its oversight responsibility with respect to organizational ethics and compliance and receives regular reports from the Company’s Corporate Ethics and Compliance Officer, who reports to the Chief Executive Officer and to the chair of the Risk Committee. The full text of the Risk Committee charter is available on the Company’s website at www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

Executive Committee

The Executive Committee is charged with acting on behalf of the full Board when necessary and subject to authority limitations with respect to the transaction of routine, administrative matters that occur between regularly scheduled Board meetings. The full text of the Executive Committee charter is available on the Company’s website at www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

Limitations on Other Board Service

The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communications with Directors

Stockholders, employees and other interested parties may communicate with members of our Board of Directors (including specific members of the Board or non-management directors as a group) by writing to CoreCivic, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may exercise discretion in submitting to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•

firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Stock Ownership Guidelines

We maintain stock ownership guidelines (the “Guidelines”) for our executive officers and directors because we believe it is important to align the interests of our management and Board with the interests of our stockholders. Under the Guidelines, our executive officers are expected to own a fixed number of shares of Company common stock equal to three times such executive officer’s base salary in effect as of the date of their hiring or promotion, divided by the Company’s closing common stock price on such date. Our non-executive directors are expected to own a fixed number of shares of Company common stock equal to four times their annual Board retainer (excluding any retainer for chairing or serving on a committee) in effect on March 1, 2007 or on the date of their later initial election or appointment to the Board, divided by the Company’s closing common stock price on such date. Executive officers and directors serving on the Board at the time these Guidelines were adopted were required to achieve these ownership levels by March 1, 2012 and all others have until five years following their initial hiring or promotion as an executive officer, or election or appointment to the Board, as applicable, to satisfy the Guidelines. The Guidelines are further discussed under “Stock Ownership Guidelines” in the Compensation Discussion and Analysis and the Director Compensation sections of this proxy and are accessible on our website, www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

No Hedging or Pledging Permitted

Our insider trading guidelines include provisions that prohibit members of our Board, executive officers, and other officers and employees from engaging in hedging or pledging transactions involving Company securities. None of the members of our Board or our executive officers are engaged in any hedging or pledging transactions involving Company securities.

Code of Ethics and Business Conduct

All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing our

Code of Ethics and Business Conduct annually, and our Risk Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.CoreCivic.com (under the “Corporate Governance” section of the Investors page).

Risk Oversight

The Risk Committee has a leadership role on behalf of the Board in oversight of our risk assessment and risk management practices and assists the Board with oversight of our financial, legal, contractual and regulatory risks and organizational ethics and compliance. The Risk Committee is also charged with oversight of management’s enterprise risk management (“ERM”) program.

Management’s ERM program entails the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects in an integrated effort involving the Board, relevant Board committees, management and other personnel. The ERM program is led by our General Counsel and is a component of management’s strategic planning process and is overseen by the Risk Committee with periodic reports to the full Board.

The full Board maintains an ongoing, direct role in risk oversight through, among other things, regular reports from the Chair of the Risk Committee, regular reports from our Chief Executive Officer on the ERM process and oversight of management’s strategic planning process, which includes an evaluation of opportunities and risks presented by the Company’s current strategies and alternative strategies. The Board also receives regular reports from each of the executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board receives quarterly reports from our Chief Corrections Officer with respect to key areas of operational risk; monitors risks relating to our partnership development efforts through quarterly reports from our Chief Development Officer; and receives regular reports from our General Counsel with respect to legal and compliance risks. In addition, the Board evaluates risk in the context of particular business strategies and transactions. For example, the Board monitors significant capital expenditures through its annual budget review and quarterly capital expenditure reports from management and monitors risk relating to our acquisition and financing activities through in depth reviews of proposed acquisition and financing transactions.

In addition to the Risk Committee, other standing committees of the Board also have responsibility for risk oversight within their areas of oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. The Nominating and Governance Committee addresses certain governance-related risks, such as risks related to Board and executive management succession planning. As discussed in detail below, the Compensation Committee addresses risks relating to our executive compensation strategies. The full Board receives regular reports from the chairs of these committees and receives reports and other meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting compensation, our Compensation Committee considers the achievement of CoreCivic’s goals that may be inherent in the compensation program as well as the risks to CoreCivic’s stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes our executive compensation plans are appropriately structured and do not pose a material risk to CoreCivic. The Compensation Committee considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals that we believe are reasonable, but uncertain, in light of past performance and current market and economic conditions.

•	We use restricted stock units for equity awards because restricted stock units retain value even in a depressed market.

•

The performance-based vesting over multiple years for our long-term incentive awards promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of CoreCivic.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

Our executive stock ownership policy requires our executives to hold significant levels of CoreCivic stock, which aligns an appropriate portion of their personal wealth to the long-term performance of CoreCivic.

PROPOSAL 1 - ELECTION OF DIRECTORS

The current term of office of each of our directors expires at the Annual Meeting. We currently have 10 directors, nine of whom are standing for re-election at the Annual Meeting. Mr. Jacobi has notified the Nominating and Governance Committee of his intention to retire as a director, and will not stand for re-election, effective as of the Annual Meeting. Consequently, the Board intends to reduce the size of the Board to nine directors immediately following the Annual Meeting.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following nine nominees, all of whom are currently serving as directors, for re-election for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the nine nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The general criteria considered by the Nominating and Governance Committee with respect to director nominees are discussed on page 8 of this Proxy Statement under the heading “Nominating and Governance Committee.” Based on evaluation of those criteria, the Nominating and Governance Committee and the Board believe that each of the nominees contributes relevant skills, expertise and experience to the Board and that the group of nominees collectively has the skills, expertise, experience, independence and other attributes necessary to discharge effectively the Board’s oversight responsibilities on behalf of the Company’s stockholders.

Nominees Standing for Election

Information regarding each of the nominees for director, including particular qualifications considered for each nominee, is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

DAMON T. HININGER	Director since 2009

Mr. Hininger, age 47, has served as a director and our President and Chief Executive Officer since October 2009. From July 2008 until October 2009, Mr. Hininger served as our President and Chief Operating Officer. From 2007 until July 2008, Mr. Hininger served as our Senior Vice President, Federal and Local Customer Relations. Mr. Hininger joined the Company in 1992 and held several positions, including Vice President, Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University. Mr. Hininger also serves on the board of directors with the United Way of Metropolitan Nashville.

In making the decision to nominate Mr. Hininger to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his current service as our President and Chief Executive Officer and his comprehensive knowledge of the Company, its business, operations and management team through his current position and past roles with the Company, including roles at the facility operations level and as Chief Operations Officer and Senior Vice President, Federal and Local Customer Relations.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 68 has served as a director and member of our Audit Committee since December 2003, a member of our Risk Committee since its formation in August 2015, and as Chair of our Compensation Committee since May 2016. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She serves as a director and member of the audit and compensation committees of CSX Corporation, a publicly-traded provider of rail and other transportation services, and as a director and chair of the nominating and corporate governance committee and a member of the audit committee and risk committee of Park National Corporation, a publicly-held bank holding company. Ms. Alvarado has served as a member and as chair of the Ohio Board of Regents and has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

In making the decision to nominate Ms. Alvarado to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and member of audit, compensation and nominating and corporate governance committees; her human resources and leadership development expertise; her civic and community involvement; and her contribution to the Board’s gender and cultural diversity.

ROBERT J. DENNIS	Director since 2013

Mr. Dennis, age 63, was appointed to the Board of Directors in February 2013 and is a member of our Compensation and Executive Committees. Mr. Dennis is the president, chief executive officer and chairman of the board of directors of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories, where he has served in an executive capacity since 2004. A 27-year retail veteran, Mr. Dennis has held senior positions with Hat World Corporation and Asbury Automotive and was a partner and leader of the North American Retail Practice with McKinsey & Company, an international consulting firm. Mr. Dennis holds a master of business administration degree, with distinction, from the Harvard Business School, with a focus on consumer marketing, and bachelor’s and master’s degrees from Rensselaer Polytechnic Institute. Mr. Dennis serves as a director and member of the governance committee of HCA Holdings, Inc., a leading health care services company that operates hospitals and surgery centers in the United States and London, England. He serves on the board of directors of the United Way of Metropolitan Nashville, the Nashville Symphony, and serves on the Board of Visitors at Vanderbilt University’s Owen School of Management.

In making the decision to nominate Mr. Dennis to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer of a large public company; his public company director experience; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement.

MARK A. EMKES	Director since 2014

Mr. Emkes, age 64, who serves at the independent Chairman of the Board, was appointed to the Board of Directors in August 2014 and is a member of our Compensation Committee and our Nominating and Governance Committee. For more than five years and until his retirement effective on February 28, 2010, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., the world’s largest tire and rubber company. He was also President of Bridgestone Americas, Inc. from January 2009 until his retirement. Mr. Emkes served as a director of Bridgestone Corporation from April 1, 2004 through February 28, 2010. From 2011 until 2013, Mr. Emkes served as the State of Tennessee’s Commissioner of Finance and Administration, a state-level cabinet position. Mr. Emkes holds a Bachelor of Arts degree in economics from Indiana’s DePauw University and a master of business administration degree from the Thunderbird School of Global Management, located in Glendale, Arizona.

Mr. Emkes is on the Board of Directors of: (i) Greif, Inc. (since February 2008), where he is a member of the compensation committee, and (ii) First Horizon National Corporation (since October 2008), where he is the chairman of the audit committee. Mr. Emkes has served for the following charitable organizations: as President of the Middle Tennessee Council of the Boy Scouts of America, on the Board of Directors of the Community Foundation of Middle Tennessee, on the Advisory Board of Habitat for Humanity, Nashville Chapter, as a member of CEO’s Against Cancer, Tennessee Chapter, and as Chairman of Nashville’s 2010 Heart Walk. Mr. Emkes was the 2011 recipient of the Jennings A. Jones Champion of Free Enterprise Award and in October 2012 was inducted into the Nashville Business Hall of Fame.

In making the decision to nominate Mr. Emkes to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience in various management positions, including the chief executive officer and chairman, of an international company; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement.

STACIA A. HYLTON	Director since 2016

Ms. Hylton, age 56, was appointed to the Board of Directors in August 2016 and is a member of our Nominating and Governance Committee. Ms. Hylton serves as Senior Vice President at MTM Technologies, Inc. (MTM), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies. Prior to joining MTM in 2016, Ms. Hylton was a Principal at LS Advisory, a New Jersey-based business solutions advisory consultancy. In 2010, U.S. President Barack Obama nominated Ms. Hylton to join his administration as Director of the U.S. Marshals Service (USMS), an agency with more than 5,600 employees responsible for federal judiciary security, fugitive operations, asset forfeitures, prisoner operations, transportation and witness security. Ms. Hylton’s appointment was confirmed by the United States Senate the same year, and she served as Director of the USMS until her retirement in 2015.

From 1980 to 2004, Hylton served in progressively senior leadership positions within USMS. Previously, Ms. Hylton has also served as President of Hylton, Kirk and Associates, a Virginia-based private consulting firm, and was appointed to serve as the U.S. Attorney General’s Federal Detention Trustee in the Justice Department under President George W. Bush. She serves as a director and member of the audit committee of Spok Holdings, Inc., a publicly traded provider of communications solutions to healthcare, government, public safety and other industries. She is a Fellow for the National Academy for Public Administration, and has served on the Board of Directors of the National Center for Missing and Exploited Children and Law Enforcement Exploring. Ms. Hylton has also served on the Executive Committee for the International Chiefs of Police and the Accreditation and Policy Committees for the National Sheriffs Association. She holds a Bachelor of Science degree in Criminal Justice from Northeastern University.

In making the decision to nominate Ms. Hylton to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and member of an audit committee; her unique understanding of the USMS; her civic and community involvement; and her contribution to the Board’s gender diversity.

ANNE L. MARIUCCI	Director since 2011

Ms. Mariucci, age 59, has served as a director since December 2011 and as a member of our Audit Committee since May 2012 and a member of our Risk Committee since its formation in August 2015. Ms. Mariucci is a private investor who, prior to 2003, served in a variety of senior management capacities with Del Webb Corporation and as Senior Vice President of Strategy for Pulte Homes, Inc., following its acquisition of Del Webb. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She serves as a director of Taylor Morrison Home Corp., where she serves on the Audit Committee, Southwest Gas Company, where she serves on the Nominating and Corporate Governance Committee and is the chair of the Pension Plan Investment Committee, Banner Health, where she serves as a member of the Audit and Compensation Committees, Arizona State University Foundation and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System, Scottsdale Healthcare and Action Performance Companies, as well as a past Trustee of the Urban Land Institute. She also served on the Arizona Board of Regents.

In making the decision to nominate Ms. Mariucci to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her public company executive leadership experience; her understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; her background in accounting and corporate finance; her experience and knowledge with real estate; her experience as a public company director and member of audit and compensation committees; her civic and community involvement; and her contribution to the Board’s gender diversity.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 60, has served as a director and member of the Nominating and Governance Committee since December 2002 and as the Chair of the Risk Committee since its formation in August 2015. Mr. Marshall is a partner in the law firm of Morgan, Lewis & Bockius LLP in Washington D.C., and a principal in Morgan Lewis Consulting Group LLC, a wholly owned subsidiary of Morgan, Lewis & Bockius LLP that assists business clients with communications, political and legal strategies. Mr. Marshall is a member of the board of directors of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories. He also serves on the boards of the Ford Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the American Bar Association Law and National Security Committee, and he served on the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. Mr. Marshall was confirmed by the United States Senate to serve on the Board of Governors of the United States Postal Service in 2006 and served as Chairman prior to completing his service in 2013. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

In making the decision to nominate Mr. Marshall to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of politics and the public sector through his varied government service and consulting work; his understanding of organizational governance and oversight through his service as a director in the public, non-profit and for-profit sectors; his understanding of legal, regulatory and compliance issues through his education and experience as a lawyer; and his contribution to the Board’s cultural diversity.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 70, has served as a director since December 2001. Mr. Overby served as a member of the Audit Committee from February 2002 through November 2015, a member of our Risk Committee since its formation in August 2015 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. From 1997 through 2011, Mr. Overby served as the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, as well as chief executive officer of its affiliates, The Diversity Institute and the Newseum, a museum about news and history in Washington, D.C. Mr. Overby is a former Pulitzer Prize-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor and corporate executive. He was vice president for news and communications for Gannett and served on the management committees of Gannett and USA TODAY. Mr. Overby currently serves on the board of the Andrew Jackson Foundation.

In making the decision to nominate Mr. Overby to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience and understanding of corporate governance as chief executive of several non-profit organizations; his understanding of media and public relations through his career as a journalist, print media executive and executive with other media related organizations; his political experience; and his civic and community involvement and leadership.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 66, has served as a director and member of the Compensation Committee since December 2000 and member of the Audit Committee since December 2014. Mr. Prann was appointed Chair of the Audit Committee commencing with its November 2016 meeting. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as a partner with the accounting firm of Deloitte & Touche and as a director of several private companies. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A. from the University of Chicago.

In making the decision to nominate Mr. Prann to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience as president and chief executive of a public company and his understanding of accounting and finance issues through his education and career.

The Board of Directors unanimously recommends a vote “FOR” each of the nine nominees.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2016 are described below under “Audit Matters.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.

AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2016 and 2015.

Fees	2016	2015
Audit Fees (1)	$1,262,103	$1,303,442
Audit-Related Fees (2)	310,745	589,154
Tax Fees (3)	310,111	313,948
All Other Fees (4)	1,995	1,995
Total	$1,884,954	$2,208,539

(1)

Audit fees for 2016 and 2015 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and assistance with filing certain registration statements.

(2)

Audit-Related Fees in 2016 include due diligence and accounting consultations related primarily to our acquisition of Correctional Management, Inc. (“CMI”) and analysis of other prospective acquisitions.

(3)	Tax fees for 2016 and 2015 were for services consisting primarily of federal and state tax planning, including the Company’s activities relating to being taxed as a REIT.
(4)	All other fees for 2016 and 2015 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees

Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2016 and 2015, the Audit Committee approved all fees disclosed under “audit,” “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.

The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Audit Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Prann, the authority to pre-approve services between meetings when necessary, provided that the full Audit Committee is apprised of the services approved at its next regularly scheduled meeting.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Oversight of Financial Reporting

As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to the 2016 fiscal year, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) , as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also received the written disclosures and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Also with respect to fiscal 2016, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Prann, Jr., Chair

Donna M. Alvarado

C. Michael Jacobi

Anne L. Mariucci

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (“CD&A”) and the accompanying tables contained in this Proxy Statement. Our Board of Directors has determined to hold this advisory vote every year. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the non-binding advisory vote of compensation paid to our named executive officers. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal.

Because your vote is advisory, it will not be binding on the Compensation Committee or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A, which begins on page 30 of this Proxy Statement, and any other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2016 compensation of our Named Executive Officers.

As described in detail in the CD&A, our executive compensation programs are designed to ensure that our executive officers are rewarded appropriately for their contributions to us and that our overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our programs are designed to attract and maintain executive leadership who will execute our business strategy, uphold our values and deliver results and long-term value to our stockholders. Our goal is to have a substantial portion of executive compensation contingent upon our performance.

Despite a challenging environment, we continued to have strong operational results in 2016.

•	Our normalized Funds from Operations (“FFO”) per diluted share increased to $2.70 in 2016 from $2.69 in 2015.

•	Total revenue increased 3.2% to $1.850 billion in 2016 from $1.793 billion in 2015.

•	Our operating income increased 5.6% to $296.4 million in 2016 from $280.6 million in 2015.

•	We also completed several significant transactions and milestones that we believe position us well to execute our business strategies, including the following:

•

To reflect our transformation to offer a broader range of solutions to government partners and diversify our business, in October 2016 we announced our decision to rename and rebrand Corrections Corporation of America to CoreCivic, providing a broad range of solutions to government partners that serve the public good with high-quality corrections and detention management through CoreCivic Safety, innovative and cost-saving government real estate solutions through CoreCivic Properties, and a growing network of residential reentry centers to help address America’s recidivism crisis through CoreCivic Community.

•	Continued to execute on our strategy to expand our community corrections footprint by completing the acquisitions of eight residential reentry facilities for a total cost of $42.7 million.

•	Activated our newly constructed 2,552-bed Trousdale Turner Correctional Center in Tennessee.

•	Substantially completed the expansion and began receiving offender populations at our Red Rock Correctional Center in Arizona.

•

Expanded our real estate only platform by entering into a new lease agreement with the state of Oklahoma for our 2,400-bed North Fork Correctional Facility, which also represents the second state partner to utilize all three CoreCivic branded solutions.

•

Expeditiously replaced an expiring contract with the Federal Bureau of Prisons with a new contract with U.S. Immigration and Customs Enforcement (ICE) for up to 1,116 beds at our Cibola County Corrections Center, demonstrating the marketability of our real estate assets across multiple government customers.

•	Announced a new contract award from ICE at our 2,016-bed Northeast Ohio Correctional Center in order to assist ICE with their emergent detention needs.

We also remain focused on helping government better the public good, and delivered on a number of notable accomplishments during 2016:

•	The number of offenders in facilities we manage who passed high school equivalency exams increased by 56% from the prior year.

•	Two of our correctional facilities, the Crowley County Correctional Facility in Colorado and the Wheeler Correctional Facility in Georgia, led the respective state systems in GED completions.

•	The number of offenders in facilities we manage who earned vocational certificates increased by 26% from the prior year.

•	In coordination with the Georgia Department of Corrections, we developed programs at two facilities in Georgia to offer courses in welding and diesel truck maintenance, enabling students to earn trade certificates from nearby colleges.

•	Re-missioned our Northwest New Mexico Correctional Facility as a program-intensive reentry facility, investing approximately $4.0 million in new program and support space.

•	During 2016, 14 of the facilities we manage were re-accredited by the American Correctional Association with an average score of 99.6%.

Our stock price decreased from $26.49 to $24.46 in 2016 resulting in a one-year, three-year and five-year total stockholder return (“TSR”) of 0.8%, -1.8% and 13.7%, respectively, ranking in the 18th, 10th and 56th percentile, respectively, among our peer group for these periods. Our stock price was negatively impacted by announcements in August 2016 by the Department of Justice (DOJ) and the Department of Homeland Security (DHS) of their assessments to utilize private prison and detention facilities. Although our stock price recovered somewhat once the DOJ and DHS subsequently extended certain of our contracts and entered into new contracts with us, our stock price also declined based on a reduction of cash flows resulting from a renegotiation and extension of our contract at the South Texas Family Residential Center utilized by ICE to accommodate the influx of Central American female adults with children arriving illegally on the Southwest border while they await the outcome of immigration hearings.

Our compensation reflected our performance and reasonable market competitive practices:

•	We employ normalized FFO as the primary performance metric by which annual incentive cash compensation may be earned, provided we achieve positive adjusted earnings per share (“Adjusted EPS”).

•

We achieved positive Adjusted EPS of $1.90 and normalized FFO per share of $2.70, which, pursuant to the pre-established formula, yielded an annual cash incentive payout to the named executive officers of 10% of base salary.

•	Target bonus opportunity under our 2016 annual cash incentive plan is 75% of base salary for our named executive officers, including our CEO.

•

We continued to award performance-based RSUs in 2016. Vesting of RSUs granted in 2016 is based on our achievement of a targeted normalized FFO per share, with 1/3rd of the granted shares vesting if we achieve the normalized FFO per share goal for that year. If the goal is not achieved for the year, vesting will not occur for that 1/3rd tranche and will be forfeited. The normalized FFO goals are based on pre-established normalized FFO targets.

•	Our normalized FFO per share in 2016 resulted in full vesting of the tranches of the performance shares granted in 2016, 2015, and 2014 that could vest based on our 2016 normalized FFO performance.

•	Our equity grants in 2016 were exclusively performance-based RSUs. We did not grant any options or time-based RSUs to our executive officers.

•	Our total cash compensation and total direct compensation are generally at or below market median.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Committee also has engaged an independent compensation consultant, PwC, to assist it in reviewing the Company’s compensation strategies and plans.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives.

Stockholders are being asked to vote on adoption of the following resolution:

RESOLVED: That the stockholders of CoreCivic approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to provide their input with regard to whether future advisory votes on our executive compensation of the nature set forth in Proposal 3 should occur every year, every two years or every three years. The Company has had advisory votes on executive compensation every year starting with its 2012 annual meeting.

After careful consideration, our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. In formulating its recommendation, the Board considered a number of factors, including the Board’s commitment to sound corporate governance practices, its confidence in the appropriateness of the Company’s executive compensation program and the Compensation Committee’s annual evaluation process of our executive compensation program and disclosures. The Board recognizes that compensation disclosures are made annually and that holding an annual advisory vote on executive compensation will provide the most direct and immediate stockholder feedback on our compensation disclosures.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board and stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by selecting one of four choices for this proposal on the proxy card: “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.”

The option of “ONE YEAR,” “TWO YEARS” or “THREE YEARS” that receives the highest number of votes cast will be the frequency of the vote on future advisory votes on the compensation of our named executive officers that has been approved by our stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Board and the Compensation Committee value the opinions of our stockholders and will carefully review and consider the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

The Board of Directors unanimously recommends, on an advisory basis, that you vote for the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation.

PROPOSAL 5 - APPROVAL OF THE COMPANY’S SECOND AMENDED AND

RESTATED 2008 STOCK INCENTIVE PLAN

We are asking stockholders to approve the Company’s Second Amended and Restated 2008 Stock Incentive Plan (the “Amended Plan”). Our stockholders initially approved the Company’s 2008 Stock Incentive Plan (the “2008 Plan”) in May 2007. The 2008 Plan was subsequently amended and restated by our Amended and Restated 2008 Stock Incentive Plan, which our stockholders approved on May 12, 2011 (the “Existing Plan”). A summary of the principal features of the Amended Plan is set forth below, and the full text of the Amended Plan is attached as Appendix A to this proxy statement.

Overview of the Amended Plan

On February 17, 2017, upon the recommendation and approval of the Compensation Committee of the Board of Directors (the “Committee”), the Board of Directors adopted the Amended Plan, subject to the approval of stockholders at the Annual Meeting. Our Board of Directors is also requesting this vote by the stockholders to approve material terms of the performance goals for awards that may be granted under the Amended Plan as required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in order to satisfy the stockholder approval requirements of Section 162(m) of the Code.

If our stockholders do not approve the Amended Plan, we will not be able to grant regular equity awards to our new and existing officers, employees, directors and consultants, after January 1, 2018, which we believe would significantly and adversely impact our executive compensation program and impair our ability to retain and attract executives and other employees. Therefore, we believe the approval of this proposal is in the best interests of the Company and our stockholders

The Amended Plan, like the Existing Plan and the 2008 Plan, allows us to offer equity-based compensation to our officers, employees, directors and consultants in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units and other awards. The proposal to approve the Amended Plan does not imply that we intend to materially alter our compensation practices, although, as was the case under the Existing Plan, the Company and the Committee maintain the ability to do so.

The following highlights certain provisions in the Amended Plan, including, where applicable, differences with the Existing Plan:

Plan Feature	Amended Plan Terms	Change from Existing Plan
Authorized Shares

(a) 18,000,000 shares (which includes (i) 6,000,000 shares initially authorized under the 2008 Plan, adjusted for a two for one stock split in July 2007, and (ii) an additional 12,000,000 Shares authorized pursuant to the Existing Plan, less (b) any shares (adjusted based on the fungible share counting provision set forth below) granted under the Existing Plan and the 2008 Plan.

No change.

Fungible Share Counting	Each share subject to a full-value award will reduce share reserve by 2.25 shares, and each share subject to an option or SAR will reduce share reserve by one share.	No change.

Expiration Date	May 11, 2022.	The Existing Plan expires January 1, 2018.

No Liberal Share Recycling

The following shares will not again become available for awards under the Amended Plan: (1) shares tendered or withheld in payment of the exercise price of an option award; (2) shares tendered or withheld to satisfy any tax withholding obligation with respect to an award; (3) shares repurchased by the Company with proceeds received from the exercise of an option award; and (4) shares subject to an SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

The Amended Plan more explicitly prohibits liberal share recycling in designated circumstances than does the Existing Plan.

Plan Feature	Amended Plan Terms	Change from Existing Plan
Forfeited Awards	Awards made under the Amended Plan, the Existing Plan or the 2008 Plan which terminate, expire unexercised, or are settled for cash, forfeited or cancelled will be added back to the share reserve.	No change.

No Repricing

Prohibits the repricing of stock options or SARs without stockholder approval. This restriction applies to both direct repricing (lowering the exercise price of a stock option) and indirect repricing (canceling an outstanding stock option in exchange for cash or another award).

The Amended Plan explicitly provides that no action may be taken that would be treated as a “repricing” under the rules and regulations of the NYSE without stockholder approval (the Existing Plan does not contain such a provision).

Recoupment/ Clawback Provisions

Awards will be subject to recoupment under certain circumstances, including to the extent (1) set forth in any award agreement, (2) the recipient is subject to a clawback policy adopted by us (including to comply with the Dodd-Frank Act, once final SEC clawback rules are adopted), or (3) the recoupment provisions of the Sarbanes-Oxley Act apply to the recipient.

The Existing Plan does not contain any clawback or recoupment provisions.

Limits on Non- Employee Director Compensation

The aggregate value of all compensation (both cash and equity) paid or granted, as applicable, to any non-employee director in any calendar year shall not exceed $500,000 (subject to exceptions for extraordinary circumstances such as service on a special committee).

The Existing Plan does not contain a limit on the amount compensation paid or granted to non-employee directors.

We recognize that equity compensation programs dilute stockholder equity and need to be used judiciously. We manage our long-term dilution by considering the number of shares subject to equity awards that we grant annually, commonly expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is a key measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve. We believe our historical share utilization rate has been prudent and mindful of stockholder interests.

The following table sets forth information regarding historical awards granted in 2016, 2015 and 2014, and the corresponding burn rate, as defined below:

	2016	2015	2014
Stock Options Granted (1)	—	—	—
Full-Value Awards Granted (2)	635,000	438,000	548,000
Total Awards Granted	635,000	438,000	548,000
Weighted Average Common Shares Outstanding(3)	117,384,000	116,949,000	116,109,000
Annual Burn Rate	0.54%	0.37%	0.47%
Three Year Average Burn Rate	0.46%

(1)	During this three-year period, the Company, consistent with its current compensation practices, did not grant any stock options.
(2)

Consists of time-based RSU awards and performance-based RSU awards granted to employees, officers and directors during the applicable fiscal year, with all performance-based RSU awards being valued at the target (100%) performance level at the time of grant.

(3)

For purposes of the calculation above, weighted-average common shares outstanding is calculated using the basic shares outstanding, as reported in the footnotes to our Annual Report on Form 10-K for the applicable year.

In addition, in fiscal year 2017 through February 16, 2017, we granted 534,000 RSUs, with 321,000 being performance-based RSUs and the remaining 213,000 being time-based RSUs. On February 16, 2017 the closing price of a share of the Company’s common stock on the NYSE was $32.69 per share.

An additional metric we use to measure the cumulative impact of our equity program is overhang. Overhang is defined as (A) the total number of equity awards outstanding but not exercised or settled, plus (B) the number of shares available to be granted under our equity incentive plans, divided by (C) the total common shares outstanding plus A plus B. Overhang measures the potential dilutive effect of all outstanding equity awards and shares available for future grants. The Company’s overhang as of December 31, 2016, was 9.12%.

The Company believes the burn rate and overhang referenced above reflect the sound compensation practices of the Company and represent a judicious use of equity for compensation purposes.

In determining to adopt the Amended Plan and to recommend the Amended Plan to our stockholders, the Committee and the Board of Directors considered various factors, including the provisions included in the Amended Plan, the number and type of awards made by us in recent years under the Existing Plan, our burn rate, our current overhang and the Company’s inability to make awards that qualify as “performance-based” for purposes of being excluded from the tax deductibility limitations set forth in Section 162(m) of the Code if the Amended Plan is not approved by our stockholders, and the influence and guidelines published by certain proxy advisory firms.

General Plan Information

The following is a summary of the principal features of the Amended Plan. The following summary is not a complete description of all the provisions of the Amended Plan and is qualified in its entirety by reference to the Amended Plan, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

Purpose. The primary purpose of the Amended Plan is to promote the interests of the Company, its subsidiaries and its stockholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its stockholders.

Shares Available for Awards under the Plan. Under the Amended Plan, awards may be made in common stock of the Company. Subject to adjustment as provided by the terms of the Amended Plan, the maximum aggregate number of shares of common stock with respect to which awards may be granted under the Amended Plan is 18.0 million. Each share subject to an option or stock appreciation right (“SAR”), or a performance award or other stock-based award if the amounts payable thereunder will be determined by reference to the appreciation of a share, shall reduce the aggregate number of Shares with respect to which awards may be granted by one share. For awards granted pursuant to the 2008 Plan, each share issued pursuant to a restricted share award, restricted share unit award, performance award or other stock-based award (including any dividends or dividend equivalents payable in shares with respect to such awards prior to the vesting of such awards), if the amounts payable thereunder will be determined by reference to the full value of a share, reduced the aggregate number of shares with respect to which awards may be granted by three shares. For awards granted pursuant to the Existing Plan and the Amended Plan, each share issued pursuant to a restricted share award, restricted share unit award, performance award or other stock-based award (including any dividends or dividend equivalents payable in shares with respect to such awards prior to the vesting of such awards), if the amounts payable thereunder will be determined by reference to the full value of a share, shall reduce the aggregate number of shares with respect to which Awards may be granted by 2.25 shares. Notwithstanding the foregoing and subject to adjustment as provided in the Amended Plan, no participant may receive stock options or SARs under the Plan in any calendar year that, taken together, relate to more than 300,000 shares.

If any shares covered by an award under the Amended Plan are forfeited or if any such award otherwise terminates, expires unexercised, is settled in cash or is canceled, such shares shall again become shares with respect to which awards can be made under the Amended Plan in accordance with the formula described above. Shares of common stock issued under the Amended Plan may be either newly issued shares or shares that have been reacquired by the Company. However, (i) the gross number of shares issued pursuant to an award under the Amended Plan that is not later forfeited, terminated, expired, settled in cash or canceled shall be deducted from the total number of shares available for grant under the Amended Plan, (ii) any SARs to be settled in shares shall be counted in full against the number of shares available for issuance under the Amended Plan, regardless of the number of shares issued upon settlement of the SARs, and (iii) shares that are canceled, tendered or withheld in payment of all or part of the exercise price of an award or in satisfaction of withholding tax obligations, and shares that are reacquired with cash tendered in payment of the exercise price of an award, shall not be included in or added to the number of shares available for grant under the Amended Plan. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the number of shares available for awards under the Amended Plan.

With certain limitations, awards made under the Amended Plan shall be adjusted by the Committee to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Amended Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.

Eligibility and Administration. Current and prospective officers and employees, and directors of, and consultants to, the Company or its subsidiaries or affiliates are eligible to be granted awards under the Amended Plan. As of February 16, 2017, approximately 175 individuals were eligible to participate in the Amended Plan. The Committee will administer the Amended Plan, except with respect to awards to non-employee directors, for which the Amended Plan will be administered by the Board of Directors. The Committee will be composed of not less than two non-employee directors, each of whom will be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, an “outside director” within the meaning of Section 162(m) and the regulations promulgated under the Code and will be an independent director as defined by the listing standards of the NYSE. Subject to the terms of the Amended Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Amended Plan, and make all other determinations which may be necessary or desirable for the administration of the Amended Plan.

Minimum Vesting Period. Except for Substitute Awards, in connection with the death or disability of a participant, or in the event of a Change in Control (as defined in the Amended Plan), no award will have a vesting period of less than one year from the date of grant (inclusive of any performance periods related thereto); provided, that the Committee has the discretion to waive this requirement with respect to an award at or after grant, so long as the total number of shares that are issued pursuant to awards having an originally stated vesting period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the share reserve.

Non-Employee Director Compensation Limit. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such non-employee director, will not exceed $500,000 in value, calculating the value of any awards granted under the Amended Plan based on the grant date fair value of such awards for financial reporting purposes. The Board of Directors may make exceptions to this applicable limit described above for individual non-employee directors in extraordinary circumstances, such as where any such non-employee director is serving on a special litigation or transactions committee of the Board of Directors, as the Board of Directors may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

Stock Options and Stock Appreciation Rights. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee may specify the terms of such grants subject to the terms of the Amended Plan. The Committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR relating to an option may have a term exceeding 10 years (provided that under certain circumstances the period of time over which an option or SAR may be exercised will be automatically extended if on the scheduled expiration date of the award exercise would violate applicable securities law, subject to certain limitations as described in the Amended Plan). Incentive stock options that are granted to holders of more than 10% of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

Except in connection with corporate transactions involving the company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall not have the power to (i) amend the terms of previously granted options or SARs to reduce the exercise price thereof, (ii) cancel such options or SARs in exchange for cash or a grant of either substitute options or SARs with a lower exercise price than the cancelled award, or (iii) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the NYSE or the principal securities exchange on which the shares are traded, in each case without the approval of the Company’s shareholders.

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price must be made (i) in cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered shares previously acquired by the participant valued at the fair market value of such shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of such cash (or cash equivalents) and such shares, or (iv) at the discretion of the Committee and subject to applicable securities laws, by (A) delivering a notice of exercise of the option and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes or (B) withholding shares otherwise deliverable to the participant pursuant to the option having an aggregate fair market value at the time of exercise equal to the total option price together with any applicable withholding taxes. Until the optionee has been issued the shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such shares.

Restricted Shares and Restricted Share Units. The Committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted restricted shares of common stock generally has many of the rights of a stockholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. However, none of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of common stock on the date of grant. The Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. As provided in the applicable award agreement, a participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to stockholders on shares of common stock, which will be paid at such time as provided in the applicable award agreement or by the Committee, provided that no dividend equivalent rights will be paid on restricted share units that are not vested unless and only to the extent the restricted share units actually vests. Except as determined otherwise by the Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Awards. A performance award consists of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Termination of employment prior to the end of any performance period, other than for reasons of death or total disability, will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution or as the Committee may otherwise determine. No performance award may have a term in excess of 10 years.

Performance awards are subject to certain specific terms and conditions under the Amended Plan. Unless otherwise expressly stated in the relevant award agreement, each award granted to a Covered Officer (as defined in the Amended Plan) under the Amended Plan is intended to be performance-based compensation within the meaning of Section 162(m). Performance goals for Covered Officers will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) net income; (f) funds from operations; (g) earnings per share; (h) utilization; (i) net investment income; (j) gross profit; (k) loan loss ratios; (l) stock price or total stockholder return; (m) net asset growth; (n) debt reduction; (o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or (p) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the Amended Plan to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Financial Accounting Standards Board Accounting Standards Codification 360 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse governmental or regulatory action, or delays in governmental or regulatory action; provided, that the Committee commits to make any such adjustments within the 90 day period described in the following paragraph, (vii) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (viii) any other similar item selected by the Committee in its sole discretion.

To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any Covered Officer, the maximum annual number of shares in respect of which all performance awards may be granted under the Amended Plan is 300,000 shares and the maximum annual amount of all performance awards that are settled in cash is $3,500,000.

Other Stock-Based Awards. The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee will determine the terms and conditions of such awards, consistent with the terms of the Amended Plan. No such award may have a term in excess of ten (10) years

Non-Employee Director Awards. Subject to applicable legal requirements and the limits on compensation paid to non-employee directors as noted above, the Board of Directors may provide that all or a portion of a non-employee director’s annual retainer and/or meeting fees or other awards or compensation as determined by the Board of Directors be payable in non-qualified stock options, SARs, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board of Directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board of Directors.

Termination of Employment. The Committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.

Change in Control. Unless otherwise provided in an award agreement at or after grant, or by the Committee by resolution prior to a “Change of Control” (as defined in the Amended Plan), a “Change of Control” shall not affect the vesting or exercisability of, or restrictions applicable to, outstanding awards.

Forfeiture Events. Any award granted pursuant to the Amended Plan shall be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in any award agreement, (ii) to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including final SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the Amended Plan or any portion of the Amended Plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if (a) such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board of Directors deems it necessary or desirable to comply or (b) if such amendment, alteration, suspension, discontinuation or termination constitutes a material revision to the Plan. Among other things, a material revision includes (i) a material increase in the number of shares subject to the Amended Plan; (ii) an expansion of the types of awards under the Amended Plan; (iii) a material expansion of the class of employees, directors or other participants eligible to participate in the Amended Plan; (iv) a material extension of the term of the Amended Plan and (v) a material change to the method of determining option price under the Amended Plan. A material revision does not include any revision that curtails rather than expands the scope of the Plan. Subject to certain restrictions in the Amended Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to such option or to cancel such options and grant substitute options with a lower exercise price per share than the canceled options. The Committee also may not materially and adversely affect the rights of any award holder without the award holder’s consent.

Other Terms of Awards. The Company may take action, including the withholding of amounts from any award made under the Amended Plan, to satisfy withholding and other tax obligations. The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award.

Effective Date. The Amended Plan will become effective as of May 11, 2017, provided that the Amended Plan has been approved by the stockholders of the Company at this Annual Meeting. No new awards may be granted under the Amended Plan after May 11, 2022, the fifth anniversary of the Amended Plan.

Certain Federal Income Tax Consequences. The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the Amended Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a SAR or a restricted share award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR. Upon a grant of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the exercise of an SAR or restricted share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made). Payments made under restricted share unit awards are taxable as ordinary income at the time the payments thereunder are made available to, and are transferable by, the participant. Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company intends that (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant (b) to employees the Committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the Amended Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Amended Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Amended Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

Because awards granted under the Amended Plan will be made at the discretion of the Committee, the benefits that will be awarded under the Amended Plan are not currently determinable.

The approval of the amendment and restatement of the Existing Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that the total votes cast on the proposal represents more than 50% of all the securities entitled to vote on the matter.

The Board of Directors unanimously recommends that stockholders vote “FOR” the Proposal to approve the Second Amended and Restated 2008 Stock Incentive Plan.

EXECUTIVE OFFICERS

The following table sets forth our executive officers as of March 30, 2017:

Damon T. Hininger	Chief Executive Officer and President, Director
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Harley G. Lappin	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Scott D. Irwin	Executive Vice President, General Counsel and Secretary
Lucibeth N. Mayberry	Executive Vice President, Real Estate
Kim M. White	Executive Vice President, Human Resources

Set forth below are the biographies of each of our current executive officers, except for Mr. Hininger, whose biography is set forth under “Proposal 1 – Election of Directors.”

David M. Garfinkle, age 49, has served as the Company’s Executive Vice President and Chief Financial Officer since May 1, 2014. He served as the Company’s Vice President of Finance and Controller from February 2001 to May 1, 2014. From 1996 to 2001, Mr. Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly traded real estate investment trust. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and graduated summa cum laude with a bachelor of business administration from St. Bonaventure University.

Harley G. Lappin, age 61, has served as an Executive Vice President and our Chief Corrections Officer since June 2011. Prior to joining the Company and since 2003, Mr. Lappin served as the Director of the Federal Bureau of Prisons (“BOP”), the nation’s largest correctional system, with oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community correctional facilities, in total comprising more than 215,000 inmates managed by 38,000 employees. Previously, Mr. Lappin served in a variety of other roles with the Bureau of Prisons beginning in 1985, including Regional Director, Warden of the United States Penitentiary in Indiana, and Warden of the Federal Correctional Institution in North Carolina, among other positions. Mr. Lappin has a master’s degree in criminal justice from Kent State University and an undergraduate degree from Indiana University. Mr. Lappin serves on the boards of Thistle Farms, Inc. and Court Appointed Special Advocates, both non-profit organizations.

Anthony L. Grande, age 47, has served as an Executive Vice President and our Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined CoreCivic in 2003 to serve as Vice President of State Customer Relations. Prior to joining CoreCivic, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.

Scott D. Irwin, age 50, has served as Executive Vice President, General Counsel and Secretary since June 2016. Previously, he served as Senior Vice President, General Counsel and Secretary for Associated Estates Realty Corporation, a public REIT specializing in multifamily apartment properties, from 2013 to 2015. From 2010 to 2013, he served as Executive Vice President, General Counsel and Secretary for Buffets, Inc., the largest U.S. buffet-style restaurant company with a real estate portfolio of more than 500 owned and leased properties. Previously, Mr. Irwin served in executive legal roles at International Paper Company and General Electric, as well as a Partner at an AmLaw 100 law firm. Mr. Irwin received his juris doctor from The Ohio State University College of Law, where he graduated summa cum laude, served as Editor of The Ohio State Law Journal and was inducted into the Order of the Coif. Mr. Irwin received his bachelor of arts, summa cum laude, from Kent State University, where he was inducted into Phi Beta Kappa.

Lucibeth N. Mayberry, age 45, has served as Executive Vice President, Real Estate since May 2015. From November 2013 to May 2015, Ms. Mayberry served as our Senior Vice President, Real Estate. From August 2008 to November 2013, Ms. Mayberry served as our Vice President, Deputy Chief Development Officer. From March 2006 to August 2008, Ms. Mayberry served as Vice President, Research, Contract and Proposals. Ms. Mayberry joined CoreCivic in May 2003 as Senior Director, State Partnership Relations and was promoted to Managing Director, State Partnership Relations in 2004. Before joining CoreCivic, Ms. Mayberry served as a Senior Associate of the Taxation and Estate Planning Practice Group at the Nashville-based law firm Stokes, Bartholomew, Evans and Petree. She holds a bachelor’s degree from the University of Tennessee, a juris doctor from Vanderbilt University, and a Master of Laws in Taxation from the University of Florida.

Kim M. White, age 56, has served as Executive Vice President, Human Resources since May 2015. From November 2013 to May 2015, Ms. White served as our Senior Vice President, Human Resources. From March 2013 to November 2013, Ms. White served as our Vice President, Correctional Programs and from August 2012 to March 2013, Ms. White served as Managing Director, Inmate

Programs. Prior to joining CoreCivic, Ms. White served 26 years with the Federal Bureau of Prisons (“BOP”) in a wide variety of operational roles in the areas of Institutional Operations, Staffing and Inmate Programs, and, prior to her departure in 2012, as the Assistant Director, Human Resource Management Division, where she had oversight for the hiring, training and retention of the Bureau’s 38,000 employees. In 2007, Ms. White received the Presidential Rank Award of Meritorious Executive for her leadership with the BOP. Ms. White holds a bachelor’s degree in corrections and criminal justice and a master’s degree in correctional criminology and juvenile justice, both from Kent State University. She has also completed Harvard University’s Executive Education Program for senior managers in government.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers, or NEOs, consisting of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives in 2016. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our NEOs for the fiscal year ended December 31, 2016:

Damon T. Hininger	Chief Executive Officer and President
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Harley G. Lappin	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Kim M. White	Executive Vice President, Human Resources

Executive Summary

CoreCivic is the nation’s largest owner of privatized correctional, detention and residential reentry facilities, and one of the largest prison operators in the United States. The fundamental objectives of our compensation policies are to attract and retain executive leadership that will execute our business strategy, uphold our values, deliver strong results and create long-term value for our stockholders.

Operational and Financial Results for 2016. Total revenue, operating income, EBITDA and Adjusted EBITDA grew as a result of higher offender populations from our federal customers, new state contracts, along with an expansion of our community-based corrections capabilities through acquisitions, also contributing to a slight increase in normalized Funds from Operations (“FFO”) per diluted share. Interest expense resulting from refinancing activities completed in late 2015, along with higher capitalized interest in 2015, more than offset the increase in operating income, resulting in a slight decline in net income and earnings per share (“EPS”), as illustrated below ($ in millions, except per share amounts).

	2016	2015	Change
Total Revenue	$1,849.8	$1,793.1	3.2%
Operating Income	$296.4	$280.6	5.6%
Net Income	$219.9	$221.9	(0.9)%
Adjusted Net Income (1)	$223.3	$227.1	(1.7)%
EBITDA(1)	$462.7	$431.4	7.3%
Adjusted EBITDA (1)	$417.6	$398.4	4.8%
Dividends per share	$2.04	$2.16	(5.6)%
Normalized FFO (1)	$2.70	$2.69	0.4%
EPS	$1.87	$1.88	(0.5)%
Adjusted EPS (1)	$1.90	$1.93	(1.6)%
Closing Stock Price at Fiscal Year-End	$24.46	$26.49	(7.7)%

(1)

Adjusted Net Income, EBITDA, Adjusted EBITDA, Normalized FFO, and, where appropriate, their corresponding per share metrics, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Appendix for further discussion and reconciliations of these measures to their most comparable GAAP measures.

TSR ranking between the 10th and Median compared to our Peer Group. Our stock price decreased from a closing price of $26.49 at fiscal year-end 2015 to $24.46 for fiscal year end 2016. Our total stockholder return, or TSR, for 2016 and the three-year and five-year periods ended December 31, 2016 and ranking within our peer group are illustrated below. The decline in our stock price in 2016 was impacted in part by market reactions to the August 18, 2016 memorandum of Deputy Attorney General Sally Q. Yates directing the Federal Bureau of Prisons to reduce its use of private prisons and the November 8, 2016 election of Donald J. Trump as President of the United States. As of March 13, 2017, our closing stock price was $31.91.

	TSR	Percentile Ranking within Peer Group
One Year TSR	0.8%	18	th
Three Year TSR	(1.8)%	10	th
Five Year TSR	13.7%	56	th

Pay for Performance. Pay for performance is an important component of our longstanding executive compensation philosophy. Our compensation approach is designed to incentivize our executives to substantially contribute individually and collaboratively to our long-term, sustainable growth. We use normalized FFO performance metrics because we believe that with the Company’s REIT structure, normalized FFO reflects the value delivered to stockholders and reflects long term value creation as it measures our earnings and cash generating potential from our core business, and is comparable to performance metrics used by other REITs.

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Below Target Payout Under our Annual Cash Incentive Plan. For 2016, as in 2015, we used normalized funds from operations, or FFO, as the primary performance metric by which incentive compensation may be earned, once we achieved positive adjusted earnings per share, or Adjusted EPS. Under our annual cash incentive plan we target 75% of actual salary for the annual cash incentive award for all of our NEOs, including our Chief Executive Officer. For 2016, we achieved positive Adjusted EPS of $1.90 and normalized FFO per share of $2.70 per share, which, pursuant to the pre-established formula, yielded an annual cash incentive payout of 10% of actual salary, which is meaningfully below 75% of base salary paid for target performance. The 2016 bonuses were paid consistent with this formula.

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Performance Based RSUs Align the Interests of our Executives with our REIT Stockholders. In 2016, in order to continue to align management’s interests with those of our stockholders, to tie compensation to our performance as a REIT and to put a substantial portion of the executive’s pay at risk based on our performance, the Compensation Committee granted performance-based RSUs with the performance metric based on a normalized FFO target. These performance-based RSUs vest over a three year period, with 1/3rd vesting per year if we achieve the pre-established normalized FFO performance goal for that year, which goal is based on pre-established compounded annual growth rates. Commencing with the performance awards made in 2016, if the pre-established performance goal for any one year is not met, the tranche for such year will be forfeited and not vest. For 2016, FFO performance exceeded the minimum FFO goals and resulted in vesting of the 2016 tranche for our outstanding performance-based RSUs. The performance based RSUs granted in 2016 had a grant date fair value of $28.86 but a realized value on the date they were earned and vested (February 23, 2017) of $34.00.

Substantial Compensation Tied to Our Objective Performance. All of our equity is granted in the form of performance-based RSUs that vest only based upon our normalized FFO performance, and our annual cash incentives are earned based upon our objective financial performance against pre-established goals. As a result, a substantial portion of executive compensation is at risk, paid based on our objective performance and tied to the interests of our stockholders and long-term value creation. The following table illustrates the degree to which the total direct actual compensation of our CEO for 2016 was earned based on our performance.

All values derive from the Summary Compensation Table for 2016 for Mr. Hininger. “Other” includes “Change in Nonqualified Deferred Compensation Earnings” and “All Other Compensation” as described in the Summary Compensation Table.

At or Below Market Median Compensation. Our independent compensation consultant, PwC, conducts competitive analyses from time to time at the request of our Compensation Committee, in order to provide a comparison of our compensation practices against a peer group of companies. In February 2014 in connection with our conversion to a REIT, our Compensation Committee, with the assistance of PwC, performed an extensive competitive market analysis. In determining our peer group for 2014, the Compensation Committee and PwC took into account our REIT status and our then current financial metrics.

•

At the time of the February 2014 PwC report, our total cash compensation in 2014 was generally below median market, and total direct compensation in 2014 was generally at or below median market, when compared to our peer group. The 2014 PwC report found that our EPS growth, return on equity and TSR were above the market median of our peer group, and we were positioned at the 50th percentile in terms of revenues and in between the 25th and 50th percentile in terms of market capitalization and fixed assets of the peer group.

•

The Compensation Committee continued to use the 2014 PwC report as a guideline in making its 2016 compensation decisions, establishing targeted ranges for each element of direct compensation based on market median of the peer group. For 2016, the Compensation Committee determined to:

•	provide equity grant values at amounts 5% higher than awards provided in 2015, which levels were still below the median LTIP fair value of the 2014 PwC report;

•	maintain the cash incentive plan target opportunities at 75% of base salary for target performance for all participants; and

•

provide no salary increases to the NEOs, which resulted in all NEOs remaining below the Salary Midpoint of the 2014 PwC report, except for the CEO, whose salary remained slightly above the Salary Midpoint.

Compensation Best Practices and Governance. We believe in keeping the upmost integrity and serving as a responsible fiduciary to our stockholders. We are committed to managing the Company for the benefit of the stockholders and are focused on maintaining good governance and establishing best practices that work within our objectives and which we deem advisable. Practices that illustrate that commitment include:

•	We maintain an anti-hedging and anti-pledging policy;

•	Our Compensation Committee works with an independent consultant, who did a comprehensive revamping of our peer group and guidelines for 2014, better reflecting our REIT status;

•	We provide limited perks;

•	We do NOT provide tax gross ups (except in connection with relocations);

•	We maintain stock ownership guidelines for our directors and executive officers; and

•	Our dividend equivalents are earned and are paid in cash only when and to the extent the underlying performance-based RSU is earned and paid.

Favorable Results of 2016 Advisory Vote to Approve Executive Compensation. At our 2016 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our NEOs with more than 98% of the votes cast voting in favor of our advisory “say on pay” proposal. The Compensation Committee and the Company view these results as an indication that our stockholders support our executive compensation policies, and thus no changes were made to our compensation programs as a result of this vote. Nonetheless, the Compensation Committee continues to evaluate compensation best practices and consider additional performance metrics and means for tying pay to performance.

Compensation Philosophy and Objectives

The fundamental objectives of our executive compensation policies are to attract and maintain executive leadership that will execute our business strategy, uphold our values, deliver positive results and create long-term value to our stockholders. Accordingly, the Compensation Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

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Performance-based: A significant component of compensation should be determined based on whether or not we meet performance criteria that are aligned with growth in stockholder value and do not encourage unreasonable risk-taking.

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Competitive: Pay for performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.

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Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives, while encouraging prudent risk-taking that is aligned with the Company’s overall strategy.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies and the relationship of compensation levels from one executive to another.

In making its determinations, the Compensation Committee performs an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning relative to other Company executives, the recommendations of our Chief Executive Officer and such other factors the Compensation Committee deems appropriate. Our Compensation Committee also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Compensation Committee has determined that our Company should provide its executives with compensation packages comprised of three primary elements:

1)	base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group;

2)	annual variable performance awards, payable in cash and based on the financial performance of the Company, in accordance with the goals established by the Compensation Committee; and

3)	long-term stock-based incentive awards that vest based on the performance of the Company, which strengthens the commonality of interests between executive officers and our stockholders.

Benefits and perquisites play a limited role in our executives’ total compensation packages. The Compensation Committee believes that as a result of our balance of long- and short-term incentives, our use of performance-based RSUs with dividend equivalents that provide a tie to our stockholders interests and our stock ownership guidelines, our executive compensation program currently serves our objectives well.

Process – Independent Review and Use of Market Data as a Guideline

The Compensation Committee annually reviews executive compensation and our compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to our success and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Compensation Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters of each year. Committee meetings typically are attended by the Compensation Committee members, legal advisors, our Chairman of the Board, our Chief Executive Officer and, upon request, the Compensation Committee’s compensation consultant. As with all Board committees, other Board members also have a standing invitation to attend the Compensation Committee’s meetings. Our Chief Executive Officer generally makes recommendations to the Compensation Committee regarding equity awards for the executive officers other than himself. The Compensation Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independent analysis and determinations. Additional information regarding the Compensation Committee and Committee meetings is included above under “Corporate Governance – Board of Director Meetings and Committees.”

Use of Independent Compensation Consultant. Since 2000, the Compensation Committee has engaged PwC from time to time to assist it in reviewing compensation strategies and plans and to provide market competitive data. When requested, PwC works directly with the chair of the Compensation Committee and, as directed by the chair of the Compensation Committee, with our Chief Executive Officer. PwC was selected due to its extensive experience in providing compensation consulting services. At the Compensation Committee’s request, PwC has from time to time performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. Our Compensation Committee does not use the market data to benchmark our compensation; instead, these analyses and the input from PwC have assisted the Compensation Committee in determining if its strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design.

Peer Group and Market Data. In 2016, the Compensation Committee continued to use the market data analysis provided by PwC in February 2014. This market data analysis employed a peer group recommended by PwC that reflected updates due to the then recent conversion of the Company to a REIT. In the 2014 updates, the Compensation Committee used a peer group of 22 companies (including 14 REIT companies) and eliminated certain companies that were not dividend paying. Based on the recommendation of PwC, we employed the following as filters for determining our peer group:

•	Owners and operators of multi-state facilities delivering services to third parties;

•	Revenues of $900 million to $6 billion;

•	Minimum employee base of 10,000;

•	Market capitalization between $3 billion to $6 billion;

•	Dividend payout ratio of greater than 60% of net income;

•	Investment in fixed assets of $2 to $5 billion; and

•	Future growth heavily dependent upon the acquisition or development of additional facilities.

The following companies were selected by PwC and approved by the Compensation Committee for inclusion in the 2014 peer group:

•    Brookdale Senior Living, Inc.

•    CBL & Associates Properties, Inc.

•    Cinemark Holdings, Inc.

•    Duke Realty

•    Federal Realty Investment Trust

•    The Geo Group, Inc.

•    HealthSouth Corporation

•    Hospitality Properties Trust

•    Hyatt Hotels Corporation

•    Realty Income Corporation

•    Weingarten Realty Investors

•    Iron Mountain Incorporated

•    LifePoint Hospitals, Inc.

•    MeadwestVaco Corporation

•    Packaging Corp. of America

•    Penn National Gaming Inc.

•    Piedmont Office Realty Trust

•    Plum Creek Timber Co., Inc.

•    Quanta Services, Inc.

•    Rayonier, Inc.

•    Regal Entertainment Group

•    Senior Housing Properties Trust

None of our peer group companies met all of the filters, and generally the peer group companies met approximately two or more of the filters. In general, we were at the 50th percentile of revenues among our peers and between the 25th and 50th percentile of market capitalization and fixed assets of our peers. Since the date of the 2014 PwC market data report two following peer group companies have been acquired or merged out of independent existence: MeadwestVaco Corporation and Plum Creek Timber Co., Inc.

Total Direct Target Compensation Guidelines. Based on the extensive market analysis performed by PwC in 2014, and based on internal pay equity considerations and a consideration of our compensation objectives and philosophies, with a particular emphasis on performance and equity as key drivers for executive compensation, the executive compensation structure set forth in the table below was developed by the Compensation Committee in 2014 in consultation with PwC for purposes of providing a point of reference for comparing future compensation decisions, including as a guideline for 2016 compensation decisions. The midpoint amounts are aligned with the 50th percentile of peer group proxy data by rank. References in this Proxy to the Salary Midpoint or the LTIP Fair Value are to the following table valuations:

Position Level	Position Titles	Base Salary Structure			Bonus	LTIP Fair Value	Total Comp. Midpoint (1)
		Minimum	Midpoint	Maximum
A	Chief Executive Officer	$675,000	$840,000	$1,005,000	75%	$2,500,000	$3,970,000
B	Chief Financial Officer, Chief Corrections Officer and Chief Development Officer	$335,000	$420,000	$505,000	75%	$850,000	$1,585,000
C	Senior Vice President, Human Resources(2)	$220,000	$275,000	$330,000	57.5%	$530,000	$963,125

(1)	Equals the sum of base salary midpoint plus target bonus plus LTIP fair value.
(2)	The PwC market analysis examined a Senior Vice President, Human Resources role in 2014. Ms. White holds an Executive Vice President, Human Resources position with the Company.

Compensation for 2016

The primary components of our 2016 compensation program were cash compensation, consisting of a mix of base salary and our annual cash incentive plan compensation, and equity incentives, consisting solely of restricted stock units with performance-based vesting.

Base Salary

We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, the Compensation Committee reviews and if applicable, approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year’s salary, responsibilities, tenure, individual performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent and projected financial performance. As part of PwC’s 2014 study, the Compensation Committee determined that base salary generally should be set at or below the 50th percentile of the benchmarks from the PwC market analysis, subject to adjustment to account for the individual factors referenced above. This market positioning was based on the Compensation Committee’s objective of providing competitive base salaries for recruiting and retention purposes.

The Compensation Committee also solicits the views and recommendations of our Chief Executive Officer, in consultation with our Chairman, when setting the base salaries of the other executive officers, given their respective insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each of the other executive officers. The Chief Executive Officer, in consultation with our Chairman, also provides his recommendations on any compensation adjustments. The Compensation Committee approves any base salary adjustments for these executives, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary, general market conditions and internal pay equity considerations.

The process is similar for determining any base salary adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Compensation Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Compensation Committee, which then approves any base salary adjustment based on the factors described above with respect to the other executives. To the extent it deems necessary and appropriate, the Compensation Committee meets in executive session to discuss adjustments to the base salaries of the Company’s executive officers, including the Chief Executive Officer. Such adjustments typically take effect on or about July 1 of each year.

During 2016, after review of the 2014 PwC report and consultation with the CEO regarding the other NEOs’ performance and his recommendations, the Compensation Committee refrained from granting any increase to the base salaries of our NEOs. The Compensation Committee believed that no raises were appropriate given the Company’s financial under performance in 2016. Consequently, the existing salaries of our NEOs other than the Chief Executive Officer remain below the Salary Midpoint of their peers:

Name	2016 Base Salary $	2015 Base Salary $	Percentage Increase
Damon T. Hininger	861,000	861,000	0.0%
David M. Garfinkle	387,000	387,000	0.0%
Harley G. Lappin	412,089	412,089	0.0%
Anthony L. Grande	412,089	412,089	0.0%
Kim M. White	314,600	314,600	0.0%

Annual Cash Incentive Plan Compensation

Our annual cash incentive plan provides our executive officers with the potential for enhanced cash compensation based on the extent to which financial performance targets set in advance by the Compensation Committee are met. Each of the named executive officers in the annual cash incentive plan can earn between 5% and 200% of his or her actual salary based on our performance against pre-established financial goals, with 75% of base salary payable to each of our NEOs based on target performance against these goals.

The financial goals for the 2016 cash incentive plan were Adjusted EPS and a target normalized funds from operations, or normalized FFO per share. In order for cash incentives to be payable, the Company must first achieve positive Adjusted EPS. If positive Adjusted EPS is not achieved, then no amounts could be earned under the cash incentive plan. Presuming positive Adjusted EPS criteria is met, the actual bonus payable is determined through the Compensation Committee’s exercise of negative discretion, based on our normalized FFO per share against pre-established goals as set forth in the table below. As in 2015, the Compensation Committee chose normalized FFO per share as the performance metric for 2016 along with positive Adjusted EPS, because it believes that with the

Company operating as a REIT, there is a strong relationship between positive Adjusted EPS coupled with normalized FFO per share growth and growth in stockholder value. Normalized FFO per share is a common metric used to evaluate the financial performance of REITs, as it takes into account earnings from existing properties excluding the impact of depreciation of real estate assets, and thus measures the cash-generating potential of the REIT’s holdings.

Since 2010, the Compensation Committee has employed a target bonus opportunity of 75% of actual salary paid during the year for each of the NEOs, including our Chief Executive Officer.

The initial guidance for 2016, as set forth in the Company’s earnings news release dated February 10, 2016, ranged from $1.76 to $1.84 for adjusted diluted EPS and from $2.54 to $2.62 for normalized FFO per share. The Compensation Committee establishes the performance goals based on a target bonus at 75% of base salary, which would be met for 2016 if we achieved positive Adjusted EPS and normalized FFO per share of $2.82 for 2016. The maximum bonus was set at 200% of base salary, which would be met if we achieved normalized FFO per share of $3.03. The Compensation Committee set the normalized FFO per share bonus range as set forth in the following table so that the target bonus would be met if we achieved positive Adjusted EPS and normalized FFO per share that fell between our initial guidance.

Normalized FFO per share	Bonus % of Actual Salary
$2.69	5.00%
$2.70	10.00%
(Actual )
$2.71	15.00%
$2.72	20.00%
$2.73	25.00%
$2.74	30.00%
$2.75	35.00%
$2.76	40.00%
$2.77	45.00%
$2.78	51.00%
$2.79	57.00%
$2.80	63.00%
$2.81	69.00%
$2.82	75.00%
(Target )
$2.83	80.29%
$2.84	85.57%
$2.85	90.86%
$2.86	96.14%
$2.87	101.43%
$2.88	106.71%
$2.89	112.00%
$2.90	118.00%
$2.91	124.00%
$2.92	130.00%
$2.93	136.00%
$2.94	142.00%
$2.95	148.00%
$2.96	154.00%
$2.97	160.57%
$2.98	167.14%
$2.99	173.71%
$3.00	180.29%
$3.01	186.86%
$3.02	193.43%
$3.03	200.00%

Adjusted EPS and normalized FFO per share are adjusted for any of the items set forth in Section 11.2 of the Company’s Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”). Please refer to Appendix A for a reconciliation of Adjusted EPS and normalized FFO amounts to their most comparable amounts calculated and presented in accordance with GAAP.

Based on our Adjusted EPS of $1.90 and normalized FFO per share of $2.70 for 2016, bonuses were earned at 10% of base salary, below target, and the following cash incentive plan compensation was awarded to our NEOs in February 2017 consistent with such earned amount:

Name	2016 Cash Incentive Compensation
Damon T. Hininger	$86,100
David M. Garfinkle	$38,700
Harley G. Lappin	$41,209
Anthony L. Grande	$41,209
Kim M. White	$31,460

For 2017, the Compensation Committee determined to expand the number and type of performance metrics utilized to calculate the annual cash incentive that may be earned by our NEOs. In addition to the requirement that the Company achieve positive adjusted EPS, annual cash incentive plan compensation will be calculated and earned (if at all) based on the achievement of a normalized FFO performance goal, an Adjusted EBITDA performance goal and several objective strategic goals.

Performance-Based Equity Incentive Compensation

One of our key compensation philosophies is that long-term stock-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Equity incentive awards are generally granted to our executive officers on an annual basis. Our pay mix is shifted toward equity compensation, as we believe equity best ties the compensation of our executive officers with the interest of our stockholders. For 2016, consistent with 2015, we granted all of our equity in the form of performance-based RSUs. In February 2016, to continue to align management’s interests with those of our stockholders, to tie compensation to our performance as a REIT and to put a substantial portion of the executive’s pay at risk based on our performance, the Compensation Committee determined to grant performance-based RSUs that vest (if at all) based on the attainment of annual performance goals for normalized FFO.

The value of the performance-based RSUs granted in 2016 was a 5% higher amount than those awarded in 2015. In making its determinations, the Compensation Committee considered many factors, including a comparison to market practices as reflected by the LTIP Fair Value from the 2014 PwC report, internal equity, and the focus on equity compensation in our pay mix to encourage long-term value creation, retention and alignment with stockholder interests.

Name	2016 Performance-based RSUs Granted	Grant Date Fair Value	2014 LTIP Fair Value of Peer Group
Damon T. Hininger	70,817	$2,043,779	$2,500,000
David M. Garfinkle	34,095	$983,982	$850,000
Harley G. Lappin	34,095	$983,982	$850,000
Anthony L. Grande	34,095	$983,982	$850,000
Kim M. White	28,078	$810,331	$735,000

Terms of Performance-based RSUs Granted in 2016. The performance-based RSUs granted in 2016 vest based on our achievement of normalized FFO per share goals in each year of the three year vesting period. Accordingly, the performance-based RSUs are divided into three equal tranches of 33% of the granted amount that will vest over a three year period, with 1/3rd, or a tranche, vesting if we achieve the pre-established normalized FFO performance goal for that year’s tranche. The yearly goals are based on pre-established annual normalized FFO targets. The annual normalized FFO per share performance goals are noncumulative so to the extent the normalized FFO per share performance goal for a particular year is missed, the tranche for such year will not vest and will, instead, be forfeited. In support of the cost reduction plan announced by the Company on September 27, 2016, Mr. Hininger voluntarily forfeited the 70,817 performance-based RSUs awarded to him on February 19, 2016, and requested that the Compensation Committee not award him any equity-based compensation in 2017. The forfeiture included all accrued dividend equivalents that would have been paid to Mr. Hininger in connection with the vesting of the performance-based RSUs. The fair value of the forfeited performance-based RSUs on the February 19, 2016 grant date was $2.0 million.

The table below sets forth the normalized FFO per share performance goals for each year in the three-year vesting period for the performance-based RSUs granted in 2016:

Period/Tranche	Normalized FFO Required for Vesting of Tranche Each Year
2016	$2.25
2017	$2.31
2018	$2.38

Outstanding Performance-based RSUs Granted in 2015. In 2015, we granted performance-based RSUs that vest in accordance with the same principles as the performance-based RSUs granted in 2016. Based on our normalized FFO per share of $2.70 for 2016, the second tranche of the award vested, representing one third of the shares granted, as set forth in the table below. The table below sets forth the normalized FFO per share performance goals for each year in the three-year vesting period for the performance-based RSUs granted in 2015:

Period/Tranche	Normalized FFO Required for Vesting of Tranche Each Year
2015	$2.36
2016	$2.44
2017	$2.51

Outstanding Performance-based RSUs Granted in 2014. In 2014, we granted performance-based RSUs that vest in accordance with the same principles as the performance-based RSUs granted in 2016, except that the annual normalized FFO performance goals are cumulative, such that to the extent that the maximum normalized FFO performance goal for a particular year is missed, if in the subsequent year the cumulative maximum normalized FFO performance goal is achieved, the tranche for the year in which the maximum goal is achieved will vest, plus each prior unvested tranche for the prior years (where maximum normalized FFO was not achieved) will also vest. Based on our normalized FFO per share of $2.70 for 2016, the third tranche of the 2014 performance-based RSU award vested, representing one third of the shares granted, as set forth in the table below. The table below sets forth the normalized FFO per share performance goals for each year in the three-year vesting period for the performance-based RSUs granted in 2014:

	Maximum Normalized FFO Required for Vesting of Tranche During the Three-Year Period	Vesting of Tranche at End of Three-Year Period Based on Performance for the Year Specified
Period/Tranche		50% Vesting	75% Vesting	100% Vesting
2014	$2.44	$2.01	$2.21	$2.44
2015	$2.56	$2.01	$2.24	$2.51
2016	$2.69	$2.01	$2.26	$2.59

Vested Performance-based RSUs Based on 2016 Performance. Based on our normalized FFO per share of $2.70 for 2016, the tranche of the 2016, 2015 and 2014 performance-based RSUs that could vest based on 2016 performance, all vested, as set forth in the table below. In accordance with the terms of the awards, the vesting occurs and shares are issued on the later of (i) delivery of the audited financial statements by the Company’s certified independent registered public accountants for the applicable fiscal year (in the Company’s filing of the Annual Report on Form 10-K) and (ii) the applicable anniversary of the grant date. Thus, the tranche of the 2014, 2015 and 2016 performance-based RSUs that vested based on 2016 performance were deemed vested, and the shares were issued, on February 23, 2017.

Name	2016 Performance-based RSUs that Vested based on 2016 Performance and Issued in 2017	2015 Performance-based RSUs that Vested based on 2016 Performance and Issued in 2017	2014 Performance-based RSUs that Vested based on 2016 Performance and Issued in 2017
Damon T. Hininger(1)	—	16,123	20,033
David M. Garfinkle	11,365	7,762	9,632
Harley G. Lappin	11,365	7,762	9,645
Anthony L. Grande	11,365	7,762	9,645
Kim M. White	9,359	6,658	5,722

(1) Mr. Hininger voluntarily forfeited the 70,817 performance-based RSUs awarded to him in 2016 in support of the cost reduction plan announced by the Company on September 27, 2016.

Dividend Equivalent Rights. The performance-based RSUs and time-based RSUs have associated dividend equivalent rights that are earned based on cash dividends paid by the Company while the award is unvested and outstanding. The Dividend Equivalent Rights are paid in cash, and do not vest and are not paid until, and then only to the extent, the associated performance-based RSUs vest and the underlying shares are issued. This further aligns the executive officer’s interests with our stockholders, encourages dividend growth performance and does not result in any unearned compensation.

Non-Direct Compensation

Severance and Change in Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce any reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. In addition, we have sought to maintain a high level of consistency in the contractual terms applicable to all members of the executive team. We maintain employment agreements with each of our executive officers that provide cash severance equal to their current base salary for terminations without cause, and double trigger payment of 2.99 times their base salary, plus certain other benefits in the event of termination of employment by the Company (other than for “cause”) or resignation for “good reason” in connection with a “change in control”.

The executive employment agreements and the potential costs in the event of a change in control are reviewed periodically by the Compensation Committee, which stays abreast of developments and suggested best practices in compensation structure and design. The executive employment agreements were set to expire in December 2014. In 2014, we undertook a comprehensive review of the provisions of the executive employment agreements (including protections provided in the event of a change in control and compliance with applicable law) and on December 30, 2014, entered into new or revised employment agreements with each of our executives on substantially similar economic terms, updating the minimum salary payable under the agreement to equal the salary levels in effect for 2014, and updating the provisions to ensure compliance with applicable law, including Section 409A of the Internal Revenue Code.

Under our equity award agreements, all outstanding equity awards would accelerate upon a change in control. The Compensation Committee believes that the single trigger equity acceleration encourages management to stay committed towards any potential transaction that may be in the best interests of our stockholders. For a detailed discussion of potential severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 46 of this Proxy Statement.

Perquisites and Other Benefits

The Company has paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the NEOs who have relocated to Nashville, Tennessee in order to assume their positions with the Company. We permit limited tax gross up payments to our executives to cover the income tax associated with the taxable portions (if any) of such relocation reimbursement payments.

The named executive officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and group life insurance. Additionally, the Company pays supplemental life and long-term disability insurance premiums for the named executive officers. Pursuant to their employment agreements and in order to encourage community involvement, the named executive officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance. We also pay for physicals for executive officers up to $2,000 per individual on an annual basis.

Retirement Plans

The Company maintains a 401(k) plan. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. Employer matching contributions are made in cash on a dollar-for-dollar basis up to 5% of the employee’s base salary and are 100% vested immediately.

The Company also has a nonqualified deferred compensation plan covering our executive officers and certain key employees. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. Any compensation deferred and matching contributions, if any, earn a return based on a fixed rate that is established by the Company based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the deferred compensation plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80%

after four years of service and 100% after five years of service, subject to accelerated vesting in the event of a change in control, death, disability or retirement (age 62).

Guidelines and Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and directors. The stock ownership guidelines are designed to align the economic interests of executive officers and non-executive directors with those of stockholders, and to discourage excessive risk-taking by management and directors. The guidelines require each of our executive officers to own a fixed number of shares of the Company’s common stock equal to three times such executive officer’s base salary on his or her hire or promotion date divided by the Company’s closing common stock price, as reported by the NYSE, on such date. Executive officers and non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, within five years following their date of hire or promotion, or initial appointment or election, as applicable, or (in the case of those serving at the time the guidelines were adopted) by March 1, 2012.

The following may be used in determining share ownership:

•	shares of common stock owned outright by the executive officer or non-executive director and his or her immediate family members who share the same household, whether held individually or jointly;

•	shares of restricted stock or restricted stock units where the restrictions have lapsed, even though such shares may be subject to an election made by the holder to defer receipt of the shares; and

•

shares held in trusts or other legal entities established for estate planning purposes with respect to which the executive officer or non-executive director retains beneficial ownership (due to complexities of these arrangements, requests to include shares held in such arrangements must be reviewed and approved by the Committee).

The guidelines were based, in part, on information provided by PwC that summarized the frequency of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, the Board of Directors determined that ownership requirements were fair, yet challenging, ownership requirements and that five years was a reasonable time period during which executives and directors would be able to comply. The Board believes these ownership guidelines encourage executive officers and directors of the Company to act in the long-term interests of our stockholders, while discouraging excessive risk-taking.

Our guidelines and the compliance status of the Company’s named executive officers as of the last quarterly review date of February 16, 2017 are shown in the table below.

Name	Shares Required by Guidelines	Number of Shares Held	Compliance Date
Damon T. Hininger	87,138	200,331	10/15/2014
David M. Garfinkle	32,777	63,727	5/1/2019
Harley G. Lappin	47,759	50,041	6/1/2016
Anthony L. Grande	35,671	41,689	8/21/2013
Kim M. White	22,340	19,654	11/1/2018

Grant Timing Policy

To ensure that our equity compensation awards are granted appropriately, we have the following practices regarding the timing of equity compensation grants and for stock option exercise price determinations:

•

Grants of equity awards for executive officers are typically made on the date of the February Compensation Committee meeting, after the Compensation Committee has had the opportunity to review full year results for the prior year and consider anticipated results for the current year.

•

The Compensation Committee occasionally approves additional equity awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by the Compensation Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the Compensation Committee at the time of approval.

•	The Company strives to ensure that equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, a significant portion of the compensation paid is pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2016 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Compensation Committee intends to structure performance-based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Compensation Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Donna M. Alvarado, Chair

Robert J. Dennis

Mark A. Emkes

John R. Prann, Jr.

Summary Compensation Table

The following table summarizes the compensation earned or paid to our named executive officers for service in the fiscal years ended December 31, 2016, 2015 and 2014, with the exception of Ms. White, who first became a named executive officer in 2016.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)		Change in Nonqualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (6)		Total ($)
Damon T. Hininger President and Chief Executive Officer	2016 2015 2014	$ $ $	861,000 882,807 811,231	$ $ $	2,043,779 1,946,449 1,946,477	$ $ $	86,100 450,232 822,750	$ $ $	29,355 25,148 14,533	$ $ $	80,964 100,681 71,126	$ $ $	3,101,198 3,405,317 3,666,117

David M. Garfinkle (1) Executive Vice President and Chief Financial Officer	2016 2015 2014	$ $ $	387,000 387,347 323,013	$ $ $	983,982 937,109 937,127	$ $ $	38,700 197,547 287,070	$ $ $	6,930 5,697 3,073	$ $ $	42,145 41,738 26,124	$ $ $	1,458,757 1,569,438 1,576,407

Harley G. Lappin Executive Vice President and Chief Corrections Officer	2016 2015 2014	$ $ $	412,089 422,527 377,434	$ $ $	983,982 937,109 937,140	$ $ $	41,209 215,489 382,793	$ $ $	5,677 4,347 2,343	$ $ $	53,076 55,789 39,727	$ $ $	1,496,033 1,635,261 1,739,437

Anthony L. Grande Executive Vice President and Chief Development Officer	2016 2015 2014	$ $ $	412,089 422,527 377,434	$ $ $	983,982 937,109 937,140	$ $ $	41,209 215,489 382,793	$ $ $	16,901 14,793 8,837	$ $ $	44,588 49,941 33,911	$ $ $	1,498,769 1,639,859 1,740,115

Kim M. White(2) Executive Vice President, Human Resources	2016		$314,600		$810,331		$31,460		—		$22,958		$1,179,349

(1)	Mr. Garfinkle was appointed as Executive Vice President and Chief Financial Officer effective as of May 1, 2014. Compensation reported is for the full 2014 fiscal year.
(2)	Ms. White was appointed as Executive Vice President, Human Resources effective as of May 14, 2015.
(3)

The amounts shown in this column represent the aggregate grant-date fair value of restricted stock units (“RSUs”) and performance-based RSUs granted during the given year calculated in accordance with FASB ASC Topic 718. Performance-based RSUs vest based upon achieving normalized FFO performance objectives that were pre-established by the Compensation Committee. The grant date values for the 2016 performance-based RSUs presented reflect the probable outcome that the performance conditions will be met as estimated on the date of grant. At the time of grant for the 2016 performance-based RSUs, it was determined that maximum performance under the performance condition was the probable outcome, and thus the grant date fair value was determined based on $28.86 per share (reflecting such probability) multiplied by the maximum number of shares that may vest, which equates to the number granted. All grants of equity awards were made under the Company’s 2008 Plan and are subject to individual award agreements. RSUs earn dividend equivalent rights that accumulate and are paid in cash when and only to the extent the underlying award vests. In support of the cost reduction plan announced by the Company on September 27, 2016, Mr. Hininger voluntarily forfeited the 70,817 performance-based RSUs awarded to him on February 19, 2016.

(4)

The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s Cash Incentive Plan, which is discussed in further detail on page 35 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(5)

The amounts shown in this column represent above-market earnings on amounts that the named executive officers chose to defer pursuant to the Company’s Executive Deferred Compensation Plan (“DCP”), which is more fully described under the heading “Nonqualified Deferred Compensation in 2016.” Amounts shown are based on the Company’s fixed rate for 2016 of 5.45% and 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code, (26 U.S.C. 1274(d))) of 3.13%.

(6)	The amounts shown as All Other Compensation for 2016 include the following:

Name	401(k) Plan Matching Contributions	DCP Matching Contributions	Life Insurance Premiums	Long Term Disability Premiums (a)
Damon T. Hininger	$13,250	$52,312	$2,398	$13,004
David M. Garfinkle	$13,250	$15,977	$2,763	$10,155
Harley G. Lappin	$13,250	$18,138	$7,411	$14,277
Anthony L. Grande	$13,250	$18,129	$2,273	$10,936
Kim M. White	$13,250	$—	$3,479	$6,229

(a)	The Company pays the long term disability premiums of its executive officers and certain other employees, but does not pay such premiums for all employees.

Grants of Plan-Based Awards in 2016

The following table sets forth the grants of plan-based awards that were made to the named executive officers during the fiscal year ended December 31, 2016. No options were granted to our named executive officers in 2016.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards ($) (3)
Damon T. Hininger	2/19/2016	$43,050	$645,750	$1,722,000	$23,606	(2)	$70,817	$2,043,779
David M. Garfinkle	2/19/2016	$19,350	$290,250	$774,000	$11,365	(2)	$34,095	$983,982
Harley G. Lappin	2/19/2016	$20,604	$309,067	$824,178	$11,365	(2)	$34,095	$983,982
Anthony L. Grande	2/19/2016	$20,604	$309,067	$824,178	$11,365	(2)	$34,095	$983,982
Kim M. White	2/19/2016	$15,730	$235,950	$629,200	$9,359	(2)	$28,078	$810,331

(1)

The amounts shown in these columns reflect the threshold (5% of base salary), target (75% of base salary) and maximum (200% of base salary) amounts that each of the named executive officers could have earned for the fiscal year ended December 31, 2016 pursuant to the Company’s 2016 Cash Incentive Plan, based on positive Adjusted EPS and normalized FFO per share, as discussed in further detail on page 35 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the named executive officers are reflected in the Summary Compensation Table.

(2)

The amounts shown in these columns as threshold reflect the minimum number (or 1/3rd of the granted amount) of performance-based RSUs that could vest if only one tranche of the performance-based RSUs achieve the normalized FFO performance goals. Maximum reflects vesting in full of all of the performance-based RSUs granted, which occurs when maximum performance under the normalized FFO per share performance goals is achieved for each of 2016, 2017 and 2018, resulting in the vesting of each of the three tranches following each such year. Target is not established, as vesting may range from 1/3rd, 2/3rd or 100% of the number of performance-based RSUs granted. The performance-based RSUs were awarded pursuant to the Company’s 2008 Plan and have dividend equivalent rights payable in cash, but only to the extent and when the performance-based RSUs vest and the underlying shares are issued. The performance-based RSUs are discussed in further detail beginning on page 37 under the heading “Performance-Based Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)

The amounts shown in this column represent the aggregate grant-date fair value of the performance–based RSUs granted in 2016 calculated in accordance with FASB ASC Topic 718. These awards vest in 1/3rd increments based upon achieving normalized FFO per share performance objectives that were pre-established by the Compensation Committee. At the time of grant for the 2016 performance-based RSUs, it was determined that maximum performance under the performance condition was the probable outcome, and thus the grant date fair value was determined based on $28.86 per share for the February 19, 2016 grants (reflecting such probability) multiplied by the maximum number of shares that may vest, which equates to the number granted.

Employment Agreements

Effective January 1, 2015, the Company entered into new employment agreements with each of our named executive officers, which replaced (other than the agreement entered into with Ms. White) existing employment agreements that were scheduled to expire on December 31, 2014. Each agreement has a one-year initial term, and is subject to two automatic one-year renewals unless either party provides notice of non-renewal at least 60 days in advance of the expiration of the then current term. Each of the employment agreements for our named executed officers has automatically renewed. Each of these agreements provides for a minimum annual salary. In addition, during the term, the executives are eligible to participate in all compensation or employee benefit plans or programs maintained by the Company for the benefit of its salaried employees or senior executives from time to time. These plans and programs may include health and life insurance. In addition, during the term, these agreements provide for reimbursement for certain professional and civic memberships that are approved in advance by the Company. Each of the employment agreements provides for severance benefits which are more fully discussed under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information concerning options and unearned performance-based RSUs for each of the named executive officers that were outstanding as of December 31, 2016. The following awards reflect the equitable and proportionate adjustments made to our outstanding options as a result of our REIT conversion special dividend of $6.66 per share paid in May 2013, resulting in an increase in the outstanding number of options and a corresponding reduction in the exercise price.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
					Performance-based RSUs
Damon T. Hininger	13,409		$22.57	2/16/2017
	38,112		$22.72	2/20/2018
	14,027		$24.00	8/14/2018	20,033	$490,007
	35,324		$17.38	8/13/2019	32,248	$788,786
	126,924		$17.57	2/18/2020
	107,298		$20.78	2/23/2021
	139,273		$22.34	3/16/2022

David M. Garfinkle	13,409		$22.57	2/16/2017
	16,008		$22.72	2/20/2018
	24,012		$9.13	2/18/2019	9,632	$235,599
	19,385		$17.57	2/18/2020	15,526	$379,766
	16,314		$20.78	2/23/2021	34,095	$833,964
	21,175		$22.34	3/16/2022

Harley G. Lappin					9,645	$235,917
					15,526	$379,766
					34,095	$833,964

Anthony L. Grande					9,645	$235,917
					15,526	$379,766
					34,095	$833,964

Kim M. White					5,722	$139,960
					13,316	$325,709
					28,078	$686,788

(1)

Performance-based RSUs granted in 2014, 2015 and 2016 vest and are thus earned based upon achieving goals for normalized FFO per share that are pre-established by the Compensation Committee, with 1/3rd of the amount granted being earned and vested per year if we achieve the FFO per share goal for that year. If the FFO per share goal for that year is not achieved, then the 1/3rd tranche would not vest and is forfeited forever. Based on our achieving the performance targets under the normalized FFO goal for 2016, 1/3rd of the 2014, 2015 and 2016 performance-based RSUs vested. However, the vesting date does not occur until delivery of the audited financial statements by the Company’s certified independent registered public accountants for the respective fiscal year, or one year anniversary, whichever is later. This table thus includes (a) the 1/3rd tranche of 2014 performance-based RSUs that vested in February 2017 based on 2016 performance, (b) the 1/3rd tranche of 2015 performance-based RSUs that vested in February 2017 based on 2016 performance, and (c) the 1/3rd tranche of 2016 performance-based RSUs that vested in February 2017 based on 2016 performance. This table also includes the remaining 1/3rd tranches that vest based on 2017 and 2018 performance, as applicable. For further discussion of the performance-based restricted stock units, see “Performance-Based Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Option Exercises and Stock Vested in 2016

The following table sets forth information regarding the exercise of stock options and the vesting of performance-based RSUs during the fiscal year ended December 31, 2016 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Damon T. Hininger	—	$—	52,878	$1,627,514
David M. Garfinkle	11,345	$159,965	19,938	$597,010
Harley G. Lappin	—	$—	25,458	$783,596
Anthony L. Grande	—	$—	25,458	$783,596
Kim M. White	—	$—	14,922	$449,669

(1)

The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring shares.

(2)

The value realized on vesting of performance-based RSUs was calculated as the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of units vested. The performance-based RSUs that vested in 2016 were earned and vested based on our achievement of maximum Adjusted EPS goal as of December 31, 2015 and FFO per share goals for 2015.

Nonqualified Deferred Compensation in 2016

The following table sets forth information concerning contributions made by the named executive officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2016.

Name	Executive Contributions In 2016 (1)	Registrant Contributions in 2016 (2)	Aggregate Earnings In 2016 (3)	Aggregate Withdrawals/ Distributions In 2016	Aggregate Balance at 12/31/2016 (4)
Damon T. Hininger	$56,951	$52,312	$68,959	—	$1,385,213
David M. Garfinkle	$13,747	$15,977	$16,279	—	$330,615
Harley G. Lappin	$20,604	$18,138	$13,337	—	$284,673
Anthony L. Grande	$31,379	$18,129	$39,703	—	$792,970
Kim M. White	$—	$—	$—	—	$—

(1)

Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2016: Mr. Hininger - $34,439; Mr. Garfinkle - $3,870; Mr. Lappin - $20,604; and Mr. Grande - $20,604; the remaining amounts are included in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table for 2015.

(2)

Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2016: Mr. Hininger - $52,312; Mr. Garfinkle - $15,977; Mr. Lappin - $18,138; and Mr. Grande - $18,129.

(3)

Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2016: Mr. Hininger - $29,355; Mr. Garfinkle - $6,930; Mr. Lappin - $5,677; and Mr. Grande - $16,901.

(4)

Of the amounts shown in this column, the following amounts were reported as compensation to the Named Executive Officer in the Company’s Summary Compensation Table for 2016, 2015 and 2014: Mr. Hininger ($116,106 for 2016, $155,000 for 2015 and $132,885 for 2014); Mr. Garfinkle ($26,777 for 2016, $55,412 for 2015 and $39,839 for 2014); Mr. Lappin ($44,419 for 2016, $51,349 for 2015, and $34,850 for 2014); and Mr. Grande ($55,634 for 2016, $73,710 for 2015, and $60,483 for 2014).

We maintain a non-qualified deferred compensation plan for certain senior executives, including the named executive officers (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation.

Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service. Each Participant, however, shall become 100% vested in the matching contribution amounts upon termination of employment by reason of death, Disability or Retirement or upon the occurrence of a Change in Control; provided, however, that the Participant shall not become vested upon the occurrence of a Change in Control to the extent such vesting would cause any portion of his Deferred Compensation Benefits to constitute an “excess parachute payment” under Internal Revenue Code Section 280G.

Distributions to senior executives are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

During 2016, the Company provided a fixed return of 5.45% to participants in the Executive Deferred Compensation Plan, which rate was based on the return received by the Company on the life insurance policies the Company has purchased on the lives of certain participating executives, including each of the named executive officers. The life insurance policies are intended to partially fund distributions from the Executive Deferred Compensation Plan and the Company is the sole beneficiary of such policies. The Company has established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control

The following benefits are provided under the employment agreements with each of our Named Executive Officers dated January 1, 2015.

Retirement. In the event of retirement (generally after attaining age 62), our equity award agreements provide that vested options would be exercisable for the remaining stated term of the option (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options), and matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

Death or Disability. In the event of death or disability, benefits under our disability plan and payments under our life insurance plan, as applicable, would be payable, which, in the event of death, would equal twice the executive’s compensation subject to certain caps. In addition, matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

In accordance with the terms of our equity award agreements, in the event of the death or disability of a named executive officer (1) all performance-based RSUs will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Termination Without Cause or for Good Reason. In accordance with the effective employment agreements with our current executive officers, if we terminate the employment of the executive without “cause” or if the executive terminates the employment for “good reason” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in instalments in accordance with the terms of the agreements.

Change in Control. In accordance with the terms of our equity award agreements, in the event of a change of control (1) all performance-based RSUs, will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Our Amended and Restated 1997 Employee Share Incentive Plan (pursuant to which certain options remain outstanding, but no further options are being granted) provides that upon a “change in control” or “potential change in control,” as defined in the plan, the value of all outstanding share options granted under the plan, to the extent vested, will be cashed out on the basis of a “change in control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change in control” event.

Our Executive Deferred Compensation Plan provides that upon a change in control, the matching contributions would become 100% vested, unless such vesting would cause any portion of his Deferred Compensation Benefits to constitute an “excess parachute payment” under Internal Revenue Code Section 280G.

Qualifying Termination Within 180 days of a Change in Control. Pursuant to each of our effective employment agreements with our current executive officers, in the event of a termination by the Company (other than for “cause”) or, subject to certain procedural requirements, termination by the executive for “good reason” within one-hundred eighty (180) days following a change in control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, and the executive will continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. All severance payments are made up front promptly after the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive.

Definitions. Our effective employment agreements with our named executive officers and our equity plans generally provide for the following definitions:

The definition of “Good Reason” means when the executive terminates employment with the Company due to a material reduction in the duties, powers or authority of the executive as an officer or employee of the Company. A termination under these circumstances shall be due to Good Reason only if (A) the executive notifies the Company of the existence of the condition that otherwise constitutes Good Reason within thirty (30) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following its receipt of executive’s notice of the condition constituting Good Reason (the “Cure Period”) and (C) if the Company fails to remedy the condition constituting Good Reason during the Cure Period, the executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

The definition of “Cause” includes, among other things, the death or permanent disability of the executive, conviction of certain felonies or criminal acts, willful or material wrongdoing (including dishonesty or fraud), material breach by the executive of his employment agreement or of his fiduciary duty to the Company or its stockholders, and intentional violation of any applicable law or regulation affecting the Company in a material respect, as determined by the Board of Directors, in each case, if the event, action or breach can be cured, is not cured within 20 days.

The definition of “Change in Control” means:

•	a “change in the ownership of the Company”;

•	a “change in the effective control of the Company”; or

•	a “change in the ownership of a substantial portion of the assets of the Company”,

as such terms are defined in Section 1.409A-3(i)(5) of the Internal Revenue Treasury Regulations.

Table of Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon a change of control, qualifying termination in connection with a change in control, involuntary termination not for cause, and in the event of disability or death of the executive is shown below. The amounts assume that such event was effective as of December 31, 2016, and thus do not include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The amounts shown do not include: (i) benefits earned during the term of our named executive officers’ employment that are available to all salaried employees, such as accrued vacation, and (ii) 2016 cash incentives which were earned as of December 31, 2016. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Reference below to RSUs means our performance-based RSUs, and includes all dividend equivalent rights.

Name	Change in Control Only	Qualifying Termination upon Change in Control	Involuntary Termination Without Cause	Death or Disability
Damon T. Hininger
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,539,241	$1,539,241	—	$1,539,241
Cash Severance (2)	—	$2,574,390	$861,000	—
Insurance Benefits (3)	—	$28,378	—	$1,500,000
Total:	$1,539,241	$4,142,009	$861,000	$3,039,241

David M. Garfinkle
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,640,837	$1,640,837	—	$1,640,837
Cash Severance (2)	—	$1,157,130	$387,000	—
Insurance Benefits (3)	—	$30,323	—	$1,305,000
Total:	$1,640,837	$2,828,290	$387,000	$2,945,837

Harley G. Lappin
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,644,594	$1,644,594	—	$1,644,594
Cash Severance (2)	—	$1,232,146	$412,089	—
Insurance Benefits (3)	—	$23,517	—	$1,358,000
Total:	$1,644,594	$2,900,257	$412,089	$3,002,594

Anthony L. Grande
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,644,594	$1,644,594	—	$1,644,594
Cash Severance (2)	—	$1,232,146	$412,089	—
Insurance Benefits (3)	—	$28,569	—	$1,415,000
Total:	$1,644,594	$2,905,309	$412,089	$3,059,594

Kim M. White
Accelerated Vesting of Options (1)	—	—	—	—
Accelerated Vesting of RSUs (1)	$1,299,152	$1,299,152	—	$1,299,152
Cash Severance (2)	—	$940,654	$314,600	—
Insurance Benefits (3)	—	$16,518	—	$1,052,000
Total:	$1,299,152	$2,256,324	$314,600	$2,351,152

(1)

Represents the value of accelerated vesting of stock options and performance-based RSUs, which occurs upon a change in control (whether or not the executive’s employment is terminated) and upon the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2016 ($24.46 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of performance-based RSUs are calculated using the closing market price on December 31, 2016, and such amounts include the outstanding dividend equivalents associated with such RSUs which will similarly vest on an accelerated basis.

(2)

In the event of an involuntary termination without cause, represents an amount equal to one times current base salary, which for the first three months would be paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2016, and the remainder of the severance amount would be paid out in a lump sum. In the event of a qualifying termination upon a change in control, represents an amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.

(3)

In the event of a qualifying termination upon a change in control represents the premiums expected to be paid based upon the types of insurance coverage the Company carried for such executive as of December 31, 2016 and the premiums in effect on such date. In the event of death, represents the payouts under the life insurance policies, equal to two times total cash compensation, subject to certain caps. The benefits payable under the supplemental long term disability policy in the event of a disability are not shown in the table. In general, executive officers are entitled to higher payment formulas and higher caps for a potentially longer period of time than other employees under the supplemental long term disability policy.

Director Compensation

Non-employee directors (i.e., all directors other than Mr. Hininger) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and 2008 Stock Plan, which for 2016 provided for the following:

•	Annual equity grants;

•	Annual Board and committee retainers; and

•	Board and committee unscheduled meeting fees.

Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

The retainers paid to our non-employee directors for 2016 are as follows:

Retainers and Fees	2016
Independent Board Chairman retainer	$100,000
Non-Chair Board retainer	$80,000
Audit Committee member retainer	$8,000
Other committee member retainer	$4,000
Audit Committee chair retainer	$20,000
Other committee chair retainer	$10,000
Board and committee unscheduled meeting fee	$1,000

In addition to cash compensation, non-employee directors are granted RSUs with a grant date fair market value of approximately $120,000 per year, generally on the same date as grants of equity awards are made to our executive officers and other employees. Subject to certain exceptions contained in the award agreement, these RSUs vest on the one-year anniversary of the grant date.

2016 Director Compensation Table

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2016 to each of the Company’s directors except Damon T. Hininger, our Chief Executive Officer, whose compensation is reflected in the Summary Compensation Table. John D. Ferguson and Joseph V. Russell did not stand for re-election at the 2016 Annual Meeting of Stockholders.

Name	Fees Earned or Paid in Cash	Stock Awards(2) (5)	Change in Nonqualified Deferred Compensation Earnings (3)	All Other Compensation(4)	Total
Donna M. Alvarado	$101,808	$120,000	$—	$—	$221,808
Robert J. Dennis	$86,000	$120,000	$—	$—	$206,000
Mark A. Emkes	$121,731	$170,000	$—	$—	$291,731
John D. Ferguson(1)	$—	$—	$85,589	$232,376	$317,965
Stacia A. Hylton	$40,641	$60,000	$—	$—	$100,641
C. Michael Jacobi(6)	$99,000	$120,000	$—	$—	$219,000
Anne L. Mariucci	$94,000	$120,000	$2,069	$—	$216,069
Thurgood Marshall, Jr.	$101,000	$120,000	$—	$—	$221,000
Charles L. Overby	$101,000	$120,000	$—	$—	$221,000
John R. Prann, Jr.	$97,000	$120,000	$189	$—	$217,189
Joseph V. Russell(1)	$35,346	$—	$27,068	$—	$62,414

(1)

Messrs. Ferguson and Russell retired from the Board at the Company’s 2016 Annual Meeting of Shareholders. Consequently, the amounts listed represent compensation earned by those former directors prior to the 2016 Annual Meeting.

(2)

The amounts shown in this column represent the aggregate grant-date fair value of RSUs based on the closing stock price of $28.86 on February 19, 2016, the date of annual grant of 4,158 RSUs, with the exception of the RSUs awarded to Ms. Hylton upon being appointed as a director on August 12, 2016. The grant date fair value of RSUs awarded to Ms. Hylton was based on the $27.20 closing stock price on August 12, 2016 at the pro-rated value of $60,000. Additionally, Mr. Emkes’ stock awards also include an award of $50,000, or 1,504 RSUs, which he elected to receive on May 12, 2016 as compensation for 50% of his annual independent Board Chairman retainer. The director RSUs vest on the anniversary date of the grant and have dividend equivalent rights that are payable in cash only when and to the extent the RSUs vest and the underlying shares are issued. All grants of RSUs and dividend equivalents were made under the Company’s 2008 Plan.

(3)

The amounts shown in this column represent above-market earnings on fees that the director chose to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below. Amounts shown are based on the Company’s fixed rate for 2016 of 5.45%, and 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code, (26 U.S.C. 1274(d))) of 3.13%.

(4)

The amount reflects total employee compensation Mr. Ferguson earned for his services as executive chairman of the board during 2016, which consists of: salary of $207,692 and Company matching contributions to the Executive Deferred Compensation Plan of $24,684.

(5)	As of December 31, 2016, the aggregate number of unvested stock awards and option awards outstanding for each of the Company’s non-employee directors were as follows:

Name	Aggregate RSU Awards Outstanding as of December 31, 2016	Aggregate Option Awards Outstanding as of December 31, 2016
Donna M. Alvarado	4,158	73,637
Robert J. Dennis	4,158	—
Mark A. Emkes	5,662	—
Stacia A. Hylton	2,206	—
C. Michael Jacobi	4,158	43,535
Anne L. Mariucci	4,158	10,952
Thurgood Marshall, Jr.	4,158	73,637
Charles L. Overby	4,158	59,532
John R. Prann, Jr.	4,158	43,535

(6)	On February 16, 2017, the Compensation Committee approved a retirement gift to Mr. Jacobi with a value of up to $15,000, including a tax gross up.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and directors. The Company’s original stock ownership guidelines were adopted by our Board of Directors on March 1, 2007. The stock ownership guidelines are designed to align the economic interests of executive officers and directors with those of stockholders, and to discourage excessive risk-taking by management and directors. The guidelines as applied to our directors provide that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of March 1, 2012 or their later date of initial election or appointment to the Board, divided by the Company’s closing common stock price, as reported on the NYSE, on such date. The stock ownership guidelines were amended by our Board of Directors in May 2013 to increase the number of shares the directors and officers are expected to own to give effect to the REIT conversion special dividend. Non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election or appointment to the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by March 1, 2012. See “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section of this proxy for the shares counted in determining share ownership.

Our guidelines and the compliance status of the Company’s current directors as of the last quarterly review date of February 16, 2017 are shown in the table below.

Name	Shares Required by Guidelines	Number of Shares Held (1)	Compliance Date
Donna M. Alvarado	9,105	41,916	3/1/2012
Robert J. Dennis	7,112	13,705	2/21/2018
Mark A. Emkes	6,050	30,093	8/14/2019
Stacia A. Hylton	12,353	—	8/11/2021
C. Michael Jacobi(2)	9,105	8,174	3/1/2012
Anne L. Mariucci	11,909	28,356	12/8/2016
Thurgood Marshall, Jr.	9,105	28,364	3/1/2012
Charles L. Overby	9,105	24,209	3/1/2012
John R. Prann, Jr.	9,105	29,675	3/1/2012

(1)

Does not include 4,158 shares from the RSUs granted to the non-employee directors in 2016 (plus an additional 1,504 RSUs granted to Mr. Emkes, which vest May 12, 2017, and 2,206 granted to Ms. Hylton, which vest August 12, 2017), which vested on February 19, 2017.

(2)	Mr. Jacobi will retire as a director of the Company at the 2017 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock – Directors and Executive Officers

The following table contains information regarding the beneficial ownership of our common stock as of March 13, 2017 by (i) each current director and nominee, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (3)
Damon T. Hininger	224,758	460,958	685,716	*
Donna M. Alvarado	46,074	73,637	119,711	*
Robert J. Dennis	17,863	—	17,863	*
Mark A. Emkes	34,251	1,504	35,755	*
David M. Garfinkle	84,106	96,894	181,000	*
Stacia A. Hylton	—	—	—	*
C. Michael Jacobi	—	—	—	*
Thurgood Marshall, Jr.	32,522	59,532	92,054	*
Anne L. Mariucci	32,514	10,952	43,466	*
Charles L. Overby	28,367	59,532	87,899	*
John R. Prann, Jr.	33,833	43,535	77,368	*
Anthony L. Grande	62,510	—	62,510	*
Harley G. Lappin	61,846	—	61,846	*
Kim M. White	27,393	—	27,393	*
All current directors and executive officers as a group (16 persons)	742,809	833,955	1,576,764	1.3%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed.
(2)	Reflects the number of shares that could be purchased upon exercise of stock options that are exercisable with 60 days of March 13, 2017. None of our outstanding RSUs will vest within 60 days of March 13, 2017, with the exception of 1,504 RSUs that will vest on May 12, 2017, for Mr. Emkes, which he elected to receive as compensation for 50% of his annual independent Board Chairman retainer.
(3)	The percentages in this column are based on 118,031,722 shares outstanding as of March 13, 2017. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

Ownership of Common Stock – Principal Stockholders

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of March 13, 2017 by each person who is known by the Company to own beneficially more than 5% of any class of our outstanding voting securities of CoreCivic:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Beneficially Owned (1)
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	18,520,109	15.7%

BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	10,224,486	8.7%

Vanguard Specialized Funds (4) Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	8,919,862	7.6%

(1)	The percentages in this column are based on 118,031,722 shares outstanding as of March 13, 2017.
(2)

Based on the Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, which reported sole voting power over 69,574 shares, shared voting power over 11,977 shares, sole dispositive power over 18,444,566 shares and shared dispositive power over 75,543 shares. 8,919,862 shares included in this amount are owned by Vanguard Specialized Funds (see footnote 4 below).

(3)	Based on the Schedule 13G/A filed with the SEC on January 23, 2017 by Blackrock, Inc., which reported sole voting power over 9,812,346 shares and sole dispositive power over 10,224,486 shares.
(4)

Based on the Schedule 13G/A filed with the SEC on February 13, 2017 by Vanguard Specialized Funds – Vanguard REIT Index Fund, which reported sole voting power over all of the shares and dispositive power over none of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2016, except for the following:

•	A Form 4 for Ms. Mariucci was filed late on August 24, 2016 to report the acquisition of 5,000 shares of Company stock.

OTHER

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those set forth in the statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve significant risks and uncertainties, including those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our most recent periodic reports on Form 10-Q and Form 8-K filed with the SEC, and actual results may vary materially.

By Order of the Board of Directors,

/s/ Scott D. Irwin
Scott D. Irwin
Executive Vice President, General Counsel and Secretary

APPENDIX A TO 2016 PROXY STATEMENT

Reconciliation of Non-GAAP Disclosures

($ in thousands, except per share amounts)

	For the Years Ended December 31,
	2016	2015
Net Income	$219,919	$221,854
Special items:
Expenses associated with debt refinancing transactions	—	701
Expenses associated with mergers and acquisitions	1,586	3,643
Gain on settlement of contingent consideration	(2,000)	—
Restructuring charges	4,010	—
Asset impairments	—	955
Income tax benefit for special items	(215)	(26)

Diluted adjusted net income	$223,300	$227,127

Weighted average common shares outstanding - basic	117,384	116,949

Effect of dilutive securities:
Stock options	306	631
Restricted stock-based awards	101	205

Weighted average shares and assumed conversions – diluted	117,791	117,785

Adjusted Diluted Earnings Per Share	$1.90	$1.93

	For the Years Ended December 31,
	2016	2015
Net income	$219,919	$221,854
Depreciation of real estate assets	94,346	90,219
Impairment of real estate assets	—	—
Income tax benefit for special items	—	—

Funds From Operations	$314,265	$312,073

Expenses associated with debt refinancing transactions	—	701
Expenses associated with mergers and acquisitions	1,586	3,643
Gain on settlement of contingent consideration	(2,000)	—
Restructuring charges	4,010	—
Goodwill and other impairments	—	955
Income tax benefit for special items	(215)	(26)

Normalized Funds From Operations	$317,646	$317,346

NORMALIZED FUNDS FROM OPERATIONS PER SHARE:	$2.70	$2.69

A-1

APPENDIX A TO 2016 PROXY STATEMENT

Reconciliation of Non-GAAP Disclosures

($ in thousands, except per share amounts)

	For the Years Ended December 31,
	2016	2015
Net Income	$219,919	$221,854
Interest expense, net	67,755	49,696
Depreciation and amortization	166,746	151,514
Income tax expense	8,253	8,361

EBITDA	$462,673	$431,425

Expenses associated with debt refinancing transactions	—	701
Expenses associated with mergers and acquisitions	1,586	3,643
Gain on settlement of contingent consideration	(2,000)	—
Restructuring charges	4,010	—
Depreciation expense associated with STFRC lease	(38,678)	(29,887)
Interest expense associated with STFRC lease	(10,040)	(8,467)
Asset impairments	—	955

Adjusted EBITDA	$417,551	$398,370

Adjusted Net Income, EBITDA, Adjusted EBITDA, Funds From Operations (FFO), and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. CoreCivic believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. CoreCivic believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of REIT performance, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate. EBITDA, Adjusted EBITDA, and Normalized FFO are useful as supplemental measures of performance of the Company’s corrections facilities because they don’t take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. However, a portion of the rental payments for the South Texas Family Residential Center (STFRC) is classified as depreciation and interest expense for financial reporting purposes. Adjusted EBITDA includes such depreciation and interest expense in order to more properly reflect the cash flows associated with this lease. CoreCivic may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CoreCivic calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt refinancing, mergers and acquisitions (M&A) activity, restructuring charges, and certain impairments that the Company believes are unusual or nonrecurring to provide an alternative measure of comparing operating performance for the periods presented. Even though expenses associated with mergers and acquisitions may be recurring, the magnitude and timing fluctuate based on the timing and scope of M&A activity, and therefore, such expenses, which are not a necessary component of the ongoing operations of the Company, may not be comparable from period to period. Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

A-2

APPENDIX B TO 2016 PROXY STATEMENT

CORECIVIC, INC.

SECOND AMENDED AND RESTATED

2008 STOCK INCENTIVE PLAN

APPENDIX B TO 2016 PROXY STATEMENT

APPENDIX B TO 2016 PROXY STATEMENT

CORECIVIC, INC.

SECOND AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

Section 1.    Purpose.

This plan shall be known as the “CoreCivic, Inc. Second Amended and Restated 2008 Stock Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of CoreCivic, Inc., a Maryland corporation (the “Company”), its Subsidiaries and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

Section 2.    Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b)     “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish or which are required by applicable legal requirements.

(c)    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(d)    “Board” shall mean the Board of Directors of the Company.

(e)    “Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

APPENDIX B TO 2016 PROXY STATEMENT

(f)    “Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, any of the following events:

(i)    any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(ii)    as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)    during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Directors of the Company then still in office who were (i) Directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv)    a complete liquidation or dissolution of the Company; or

(v)    the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, (x) unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code and solely for the purpose of determining the timing of any payments thereunder, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (y) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

APPENDIX B TO 2016 PROXY STATEMENT

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)    “Committee” shall mean a committee of the Board composed of not less than two Non-Employee Directors, at least two of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder, (ii) an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code, and each of whom shall be “independent” within the meaning of the listing standards of the New York Stock Exchange. To the extent that compensation realized in respect of Awards is intended to be “performance based” under Section 162(m) of the Code and the Committee is not comprised solely of individuals who are “outside directors” within the meaning of Section 162(m) of the Code, the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements.

(i)    “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

(j)    “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company or the taxable year of the Company in which the applicable Award will be paid or vested, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid or vested.

(k)    “Director” shall mean a member of the Board.

(l)    “Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(m)     “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(n)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o)    “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other such exchange or market as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method, by the Board or Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

APPENDIX B TO 2016 PROXY STATEMENT

(p)    “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(q)    “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

(r)    “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

(s)    “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(t)    “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(u)    “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan.

(v)    “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

(w)    “Performance Award” shall mean any Award granted under Section 8 of the Plan.

(x)    “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(y)    “Restricted Share” shall mean any Share granted under Sections 7 or 10 of the Plan.

(z)    “Restricted Share Unit” shall mean any unit granted under Sections 7 or 10 of the Plan.

(aa)    “Retirement” shall mean a Participant’s termination of employment in accordance with the provisions of the CoreCivic 401(k) Savings and Retirement Plan on or after such Participant’s Normal Retirement Date, as defined in such plan.

(bb)    “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

(cc)    “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(dd)    “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

(ee)    “Shares” shall mean shares of common stock, $0.01 par value per share, of the Company.

(ff)    “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share

APPENDIX B TO 2016 PROXY STATEMENT

encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

(gg)    “Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(hh)    “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(ii)    “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3.    Administration.

3.1    Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2 or any other provision of the Plan, amend or modify the terms of any Award at or after grant with or without the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award.

3.2    Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

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3.3    Delegation. Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section.

Section 4.    Shares Available for Awards.

4.1    Shares Available. Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum aggregate number of Shares with respect to which Awards may be granted under the Plan (the “Share Reserve”) shall be 18,000,000 Shares, which includes 6,000,000 Shares initially authorized under the 2008 Corrections Corporation of America 2008 Stock Incentive Plan, adjusted for a two for one stock split in July 2007, plus an additional 12,000,000 Shares authorized pursuant to the first amendment and restatement of the Plan, effective as of May 12, 2011. Each Share subject to an Option or SAR shall reduce the aggregate number of Shares with respect to which Awards may be granted by one Share. For Awards granted as of or after (i) May 12, 2011 and (ii) after the date on which the Stockholders of the Company approve this second amendment and restatement, each Share issued pursuant to a Restricted Share Award, Restricted Share Unit Award, Performance Award or Other Stock-Based Award (including any dividends or dividend equivalents payable in Shares with respect to such Awards prior to the vesting of such Awards), if the amounts payable thereunder will be determined by reference to the full value of a Share, shall reduce the aggregate number of Shares with respect to which Awards may be granted by 2.25 Shares. If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates, expires unexercised, is settled in cash or is canceled, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, then the Shares covered by such Award shall increase the Share Reserve to the extent of any such forfeiture, termination, expiration, cash settlement or cancellation. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that, taken together, relate to more than 300,000 Shares. Notwithstanding the foregoing, the following Shares underlying any Award under the Plan will not again become available for Awards under the Plan: (i) Shares tendered or withheld in payment of the Exercise Price of an Option, (ii) Shares tendered or withheld to satisfy any tax withholding obligation with respect to any Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of an Option, and (iv) Shares subject to an SAR that are not issued in connection with the Share settlement of that SAR upon its exercise.

4.2    Adjustments. In the event that any unusual or non-recurring transactions, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner (and, as applicable, in such equitable and proportionate manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder and with Section 162(m) of the Code) either: (i) adjust any or all of (1) the aggregate number of

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Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

4.3    Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.

4.4    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5.    Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.    Stock Options and Stock Appreciation Rights.

6.1    Grant. Subject to the provisions of the Plan, including, without limitation, Section 3.3 and Section 6.7, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options, and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in of Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2    Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Except with respect to Substitute Awards, SARs may not be granted at a price less than the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee

APPENDIX B TO 2016 PROXY STATEMENT

shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price of such Options or the grant price of such SARs, (ii) cancel such Options or SARS in exchange for a cash payment or any other Award, including substitute Options or SARs with a lower Option Price than the canceled Options or a lower grant price than the canceled SARs or (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange or such other principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s shareholders.

6.3    Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing and except as provided in Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4    Exercise.

(a)    Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.6 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. The Committee may provide, at or after grant, that the period of time over which an Option, other than an Incentive Stock Option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b)    The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c)    An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

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(d)    Payment of the Option Price shall be made (i) in cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of such cash (or cash equivalents) and such Shares, or (iv) at the discretion of the Committee and subject to applicable securities laws, by (A) delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes or (B) withholding Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price together with any applicable withholding taxes, subject to Section 15.5. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares.

(e)    At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5    Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.6    Transferability of Options. Except as provided in this Section 6.6, no Options or SARs shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Participant by anyone other than the Participant. Non-Qualified Stock Options granted to a Participant may be transferred by such Participant to a permitted transferee (as defined below), provided that (i) such Non-Qualified Stock Options shall be fully vested; (ii) there is no consideration for such transfer (other than receipt by the Participant of interest in an entity that is a permitted transferee); (iii) the participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Non-Qualified Stock Options; (iv) the Participant shall notify the Company in writing prior to such transfer and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Participant; and (v) such transfer shall be effected pursuant to transfer documents in a form approved by the Company. A permitted transferee may not further assign or transfer any such Non-Qualified Stock Options otherwise than by will or the laws of descent and distribution. Following the transfer of Non-Qualified Stock Options to a permitted transferee, such Nonqualified Options shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Participant, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Participant. For the purposes of the Plan, the term “permitted transferee” means, with respect to a Participant, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including adoptive relationships, and (ii) a trust, partnership or other entity in which the Participant or the persons described in clause (i) above have more than fifty percent of the beneficial interest.

APPENDIX B TO 2016 PROXY STATEMENT

6.7    Minimum Vesting Period. Except for Substitute Awards, or in connection with the death or disability of the Participant, or in the event of a Change in Control, Option and SAR Awards shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Committee has the discretion to waive this requirement with respect to an Award at or after grant, so long as the total number of Shares that are issued pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Share Reserve.

Section 7.    Restricted Shares and Restricted Share Units.

7.1    Grant.

(a)    Subject to the provisions of the Plan, including, but not limited to, Section 7.5, and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b)    Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions under which restrictions on the Shares may lapse or that will subject the Shares to forfeiture and transfer restrictions, including by reference to those performance goals enumerated in Section 11 hereof. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

APPENDIX B TO 2016 PROXY STATEMENT

7.2    Delivery of Shares and Transfer Restrictions.

(a)    At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b)    Unless otherwise provided in the applicable Award Agreement, the grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Restricted Share Units shall be subject to similar transfer restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed. Unless otherwise provided in the applicable Award Agreement, any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Shares.

7.3    Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be Restricted Share Units shall be subject to similar transfer restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed).

APPENDIX B TO 2016 PROXY STATEMENT

7.4    Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The applicable Award Agreement will specify whether a Participant will be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares. If the applicable Award Agreement specifies that a Participant will be entitled to receive dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Restricted Share Units then credited to the Participant, (ii) any such dividend equivalent right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided, that no dividend equivalents shall be paid on unvested Restricted Share Units until such Restricted Share Units have vested. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

7.5    Minimum Vesting Period. Except for Substitute Awards, or the death or disability of the Participant, or in the event of a Change in Control, Restricted Share Awards and Restricted Share Unit Awards (including those issued as or as payment for Performance Awards) shall have a Vesting Period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto); provided, that the Committee has the discretion to waive this requirement with respect to an Award at or after grant, so long as the total number of Shares that are issued pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Share Reserve.

Section 8.    Performance Awards.

8.1    Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2    Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment; provided further, that the minimum Vesting Period requirements set forth in Section 6.7 and Section 7.5 shall apply to grants of Performance Awards hereunder. No Performance Award shall have a term in excess of ten (10) years.

APPENDIX B TO 2016 PROXY STATEMENT

8.3    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of employment prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. Except as otherwise provided in Section 11 hereof, the Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9.    Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 or 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award; provided further, that the minimum Vesting Period requirements set forth in Section 6.7 and Section 7.5 shall apply to Other Stock-Based Awards. No Other Stock-Based Award shall have a term in excess of ten (10) years.

Section 10.    Non-Employee Director Awards.

10.1    The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2    Subject to applicable legal requirements, the Board may also grant Awards to Non-Employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above.

10.3    Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed Five Hundred Thousand Dollars ($500,000) in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The

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Board may make exceptions to the applicable limit in this Section 10.3 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11.    Provisions Applicable to Covered Officers and Performance Awards.

11.1    Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11.

11.2    The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)	earnings before interest, taxes, depreciation and/or amortization;

(b)	operating income or profit;

(c)	operating efficiencies;

(d)	return on equity, assets, capital, capital employed or investment;

(e)	net income;

(f)	funds from operations (“FFO”);

(g)	earnings per share;

(h)	utilization;

(i)	net investment income;

(j)	gross profit;

(k)	loan loss ratios;

(l)	stock price or total stockholder return;

(m)	net asset growth;

(n)	debt reduction;

(o)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

(p)	any combination thereof.

APPENDIX B TO 2016 PROXY STATEMENT

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets. Subject to Section 11.4, the Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are “unusual in nature” or “infrequently occurring” within the meaning of generally accepted accounting principles or other extraordinary items that are included within management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse governmental or regulatory action, or delays in governmental or regulatory action; provided, that the Committee commits to make any such adjustments within the 90 day period set forth in Section 11.4 hereof, (vii) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (viii) any other similar item selected by the Committee in its sole discretion.

11.3    With respect to any Covered Officer, (i) the maximum annual number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan is 300,000 Shares and (ii) the maximum amount of all Performance Awards that are settled in cash and that may be granted under Section 8 of the Plan in any year is $3,500,000.

11.4    To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

11.5    Unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such a Performance Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Performance Award upon the attainment of the performance criteria established by the Committee.

Section 12.    Termination of Employment.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and

APPENDIX B TO 2016 PROXY STATEMENT

Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Section 13.    Change in Control.

Unless otherwise provided in an Award Agreement at or after grant, or by the Committee by resolution prior to a Change in Control, a Change in Control shall not affect the vesting or exercisability of, or restrictions applicable to, outstanding Awards.

Section 14.    Amendment and Termination.

14.1    Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if (a) such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply or (b) if such amendment, alteration, suspension, discontinuation or termination constitutes a material revision to the Plan. For the purpose of the foregoing, a material revision shall be deemed to include (but shall not be limited to): (i) a material increase in the number of shares subject to the Plan under Section 4; (ii) an expansion of the types of Awards under the Plan; (iii) a material expansion of the class of employees, directors or other participants eligible to participate in the Plan; (iv) a material extension of the term of the Plan; (v) a material change to the method of determining the Option Price under the Plan; and (vi) an amendment to Section 6.2 of the Plan. A material revision shall not include any revision that curtails rather than expands the scope of the Plan.

14.2    Amendments to Awards. Subject to the restrictions of Section 6.2 and Section 11.5, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3    Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles, subject to any restrictions otherwise set forth in the Plan.

14.4    Recoupment of Awards. Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement,

APPENDIX B TO 2016 PROXY STATEMENT

(ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Section 15.    General Provisions.

15.1    Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution and/or as may be provided by the Committee in its discretion, at or after grant, in the Award Agreement, but in no event shall an Award be transferred to a third party for consideration. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2    Dividend Equivalents. In the sole and complete discretion of the Committee, an Award (excluding Options and SARs) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

15.3    Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 1/2 month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or

APPENDIX B TO 2016 PROXY STATEMENT

benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Corporation shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

15.4    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.5    Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.6    Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, in each case (x) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge and (y) based on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

15.7    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

APPENDIX B TO 2016 PROXY STATEMENT

15.8    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10    No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

15.11    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.12    Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.16    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

APPENDIX B TO 2016 PROXY STATEMENT

Section 16.    Term of the Plan.

16.1    Effective Date. The Company’s 2008 Stock Incentive Plan originally became effective as of January 1, 2008 and was amended and restated effective as of May 12, 2011. The Plan shall be effective as of the date of its approval and adoption by the Company’s stockholders (the “Effective Date”). The Plan will supersede and replace the amended and restated 2008 Stock Incentive Plan on the Effective Date, and thereafter all new awards will be granted under the Plan. Outstanding awards under the amended 2008 Stock Incentive Plan, however, will continue to be governed by the amended and restated 2008 Stock Incentive Plan and the agreements under which they were granted.

16.2    Expiration Date. No new Awards shall be granted under the Plan after the fifth (5th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth (10th) anniversary of the Effective Date.

CORECIVIC, INC. ATTN: CORPORATE SECRETARY 10 BURTON HILLS BLVD. NASHVILLE, TN 37215	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2017, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2017, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
STOCKHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20090-P89437	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORECIVIC, INC.
The Board of Directors recommends you vote FOR the election of the following nominees:

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Donna M. Alvarado	☐	☐	☐

	1b. Robert J. Dennis	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

	1c. Mark A. Emkes	☐	☐	☐	2. Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.			☐	☐	☐

	1d. Damon T. Hininger	☐	☐	☐	3. Advisory vote to approve the compensation of Named Executive Officers.			☐	☐	☐
	1e. Stacia A. Hylton	☐	☐	☐	The Board of Directors recommends you vote FOR 1 Year for proposal 4.		1 Year	2 Years	3 Years	Abstain

	1f. Anne L. Mariucci	☐	☐	☐	4. An advisory vote on the frequency of future advisory votes on executive compensation.		☐	☐	☐	☐
	1g. Thurgood Marshall, Jr.	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 5.			For	Against	Abstain

	1h. Charles L. Overby	☐	☐	☐	5. The approval of the Company’s Second Amended and Restated 2008 Stock Incentive Plan.			☐	☐	☐
	1i. John R. Prann, Jr.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjourment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

V.1.1

If you plan to attend the meeting on May 11, 2017, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement. Tickets will be issued only to registered and beneficial owners as of March 13, 2017.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 10, 2017. On the day of the meeting, each stockholder will be requested to present a valid picture identification such as a driver’s license or passport with their admission ticket.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Letter to Stockholders and Annual Report on Form 10-K are available at www.proxyvote.com.

STOCKHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

E20091-P89437

PROXY

CORECIVIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Damon T. Hininger and David M. Garfinkle, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of CoreCivic, Inc., a Maryland corporation (the “Company”), held by the undersigned at the close of business on Monday, March 13, 2017, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 11, 2017, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1